UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Civeo Corporation
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2025

Notice of Annual General Meeting of Shareholders and Proxy Statement

civeo

Notice of Annual General Meeting of Shareholders

DATE AND TIME May 14, 2025 (Wednesday) 9:00 a.m., Houston, Texas time	LOCATION Virtually www.virtualshareholdermeeting.com/CVEO2025, where you will be able to listen to the meeting live, submit questions, and vote.
RECORD DATE
Only shareholders of record at the close of business on March 17, 2025 are entitled to notice of and to vote during the annual general meeting or at any adjournment or postponement thereof that may take place.

Voting Items

Proposals		Board Vote Recommendation	For Further Details
1.	To elect the three persons named in this proxy statement as Class II members of Civeo’s board of directors, each for a one year term ending at the 2026 annual general meeting of shareholders	“FOR” each director nominee	Page 8
2	To approve, on an advisory basis, the compensation of Civeo’s named executive officers	“FOR”	Page 30
3.
To ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2025 and until the next annual general meeting of shareholders and to authorize the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2025
		“FOR”	Page 60
Shareholders will also conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof. The proposals are more fully described in the proxy statement accompanying this notice. Please give your attention to all of the information in the accompanying proxy statement.
As owners of Civeo, your vote is important. It is important that your shares be represented, and please vote as soon as possible. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote during the annual general meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Annual General Meeting,” beginning on page 66 of the accompanying proxy statement.
By order of the board of directors,
LaTosha N. Fraley
Corporate Secretary
Houston, Texas
April 11, 2025
How to Vote

INTERNET You may vote your shares through the Internet at www.proxyvote.com.
TELEPHONE If you are located within the U.S., you may vote your shares by calling 1-800-690-6903 and following the recorded instructions.

MAIL
If you received printed copies of the proxy materials by mail, you may vote by mail. You would need to mark, sign, date and mail the enclosed proxy card in the postage-paid envelope to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON May 14, 2025: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE CIVEO 2024 ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

Proxy Statement Summary
This proxy statement is being furnished to shareholders of Civeo Corporation (“Civeo”) in connection with the solicitation of proxies by its board of directors for use at the 2025 annual general meeting of shareholders (the “annual general meeting”), which will be held online at www.virtualshareholdermeeting.com/CVEO2025 on May 14, 2025 at 9:00 a.m., local time. The annual general meeting will be held by virtual means only, and shareholders will not be able to attend the meeting in person. During the annual general meeting, shareholders will have the opportunity to vote on the proposals to elect the following three persons as Class II members of Civeo’s board of directors: Richard A. Navarre, Martin A. Lambert and Constance B. Moore, each for a term of one year ending at the 2026 annual general meeting of shareholders or until their successors are duly elected and qualified (the “Director Proposal”); to approve, on an advisory basis, the compensation of Civeo's named executive officers (the "Say-on-Pay Proposal"); to ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2025 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2025 (the “Auditor Proposal”); and to conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof. The approximate date of first mailing of this proxy statement, the accompanying proxy and Civeo’s 2024 annual report is expected to be April 11, 2025.
Only shareholders of record at the close of business on March 17, 2025 are entitled to notice of and to vote during the annual general meeting or at any adjournment or postponement thereof that may take place. On March 17, 2025, we had 13,549,417 common shares outstanding and entitled to vote. Each common share is entitled to one vote for each director nominee and one vote for each other item to be voted on at the annual general meeting. The presence of shareholders, by voting during the annual general meeting or by proxy, holding at least a majority of the outstanding common shares will be required to establish a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.
In this proxy statement, we sometimes refer to Civeo and its subsidiaries as “we,” “us,” “our,” "Company" or “Civeo.” Unless otherwise indicated, all references in this proxy statement to “dollars” or “$” are to U.S. dollars. Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 4400, Houston, Texas 77002.
To assist you in reviewing the proposals to be considered at the annual general meeting, we call your attention to the following summary, which includes information about our fiscal 2024 financial performance. For more information, please review our 2024 Annual Report on Form 10-K and the other sections of this proxy statement.

2025 Proxy Statement	1

Proxy Statement Summary
Company Overview

Who We Are	Where We Operate (as of 12/31/24)

BUSINESS
We are a leading provider of hospitality services, including catering and food service, lodging, housekeeping and maintenance of accommodations facilities that we or our customers own.
MARKETS
We serve natural resource producers in some of the world’s most active met coal, oil, LNG and iron ore producing regions in Australia and Canada.
GROSS PROFIT BY ACTIVITY DRIVER
Global steel demand drives demand for met coal and iron ore, which are the primary commodities we serve in Australia.

Note: Gross Profit equals Revenues less Cost of Sales and Services
AUSTRALIA – 63% OF 2024 REVENUE

•8 owned villages with approximately 9,000 rooms
•Operated 21 customer-owned villages with approximately 17,000 rooms where Civeo provided hospitality services including housekeeping and catering services
•Primary drivers are met coal and iron ore production and activity
•Growing presence in Western and South Australia managing customer assets
•Also serve gold, lithium, copper and LNG projects

CANADA – 37% OF 2024 REVENUE

•15 lodges with approximately 17,000 rooms •Primary driver is oil sands production and activity •Exposure to Canadian LNG development

2

Proxy Statement Summary
2024 Performance Highlights
2024 was a hallmark year for Civeo as it marked our 10-year anniversary as an independent company since our spin-off in 2014, and over that time our business has undergone significant change. Today, having significantly improved our capital structure, we are a diversified company providing catering and facility management services at both owned and customer-owned assets. This balanced portfolio lets us capitalize on tailwinds and mitigate headwinds.
In 2024, Australia was certainly the highlight as the division achieved many major milestones, most impressive of which were 23% growth in revenue and delivering 81% occupancy in its Civeo-owned villages. Our Canadian business continued to face headwinds in the oil sands region, compounded by economic and political uncertainty. For the past decade, the underlying economics for our oil sands customers to deploy capital in the region have been challenging. Now, in addition, our customers are facing increased investor pressure for capital and operating cost discipline. As a result, headcount requirements, and therefore our occupancy in the Alberta oil sands region have declined.
As we reflect upon the decade since our spin-off in 2014, its remarkable to observe the significant changes. Ten years ago, Civeo was much more of an asset-focused development company focusing capital deployment on internal manufacturing and installation of new lodges and villages. At the time of our spin, Civeo had $775 million in debt and our revenue was approximately 70% tied to Canadian oil sands, most of which was supporting our customers’ construction activity. Today, we view ourselves as a hospitality company providing catering and facility management services to our clients at both accommodation assets that we own as well as assets owned by our customers. We have an improved debt-profile, strong balance sheet, our revenue mix is more weighted to steel-making commodities in Australia and the vast majority of our guests are responsible for ongoing operations and maintenance, rather than construction projects.
We also successfully completed a number of significant financial and operational objectives. In particular, during 2024 we achieved the following:

Generated $84 million of cash flows provided by operating activities during the year		Returned 64%, or $44 million, of the Company's 2024 free cash flow to shareholders through share repurchases (totaling 7.7% of shares outstanding during 2024) and dividends

Maintained a low net leverage ratio of 0.5x at December 31, 2024, down from 0.6x at December 31, 2023 and 3.0x at December 31, 2019 to allow for opportunistic capital deployment in the years to come	Following successful amendment, extension and upsizing of our credit agreement in 2024, Civeo ended the year with $202.2 million in liquidity at December 31, 2024, up from $136.4 million at December 31, 2023	Subsequent to year-end 2024, announced acquisition of four villages for approximately $67 million in the Australian Bowen Basin

The Company achieved continuing improvements in a number of areas of the business including the following:

Generated 59% of Civeo’s revenue and 70% of Civeo’s gross profit was derived from customers exposed to steel-making commodities, highlighting our continued diversification away from legacy oil sands markets
Secured a 6-year integrated services contract award in Australia with a total contract value of approximately A$1.4 billion

Delivered strong safety performance across all regions, resulting in a 2024 Global TRIR of 0.28, considerably better than Civeo's 2023 Global TRIR of 0.45, almost four times better than the industry average	Increased Australian revenues by 23% in 2024

TOTAL RECORDABLE INCIDENT RATE	AICP EBITDA (in millions)	NET LEVERAGE RATIO

Note: AICP EBITDA and net leverage ratio are non-GAAP financial measures. Please see Appendix A for the definition and a reconciliation of each measure to the most directly comparable measures of financial performance calculated under GAAP.

2025 Proxy Statement	3

Proxy Statement Summary
Voting Matters and Recommendations
Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in this proxy statement.

PROPOSAL 1 Election of Directors

The board of directors recommends a vote FOR each of the three Class II director nominees.	See page 8

Board of Directors
The following provides summary information about our board of directors.

Name and Primary Occupation	Age	Director Since	Committee Membership
			AC	CC	ESGNC	FIC
Class II Directors Whose Terms Expire at the 2025 Annual General Meeting of Shareholders
Richard A. Navarre Independent	64	2014
Former President and Chief Executive Officer, Covia Corporation
Martin A. Lambert Independent Former Chief Executive Officer, Swan Hills Synfuels LP	69	2014
Constance B. Moore Independent Interim President and Chief Executive Officer, Healthcare Realty Trust	69	2014
Class III Directors Whose Terms Expire at the 2026 Annual General Meeting of Shareholders
Bradley J. Dodson President and Chief Executive Officer, Civeo Corporation	51	2014
Jay K. Grewal Independent Former President and Chief Executive Officer, Manitoba Hydro	65	2021
Timothy O. Wall Independent Former President, Kitimat LNG Upstream Operations	63	2017
Class I Directors Whose Terms Expire at the 2027 Annual General Meeting of Shareholders
C. Ronald Blankenship Independent Former President and Chief Executive Officer, Verde Realty	75	2014
Michael Montelongo Independent President and Chief Executive Officer, GRC Advisory Services LLC	69	2021
Charles Szalkowski Independent Former Partner and General Counsel, Baker Botts L.L.P.	76	2014

AC	Audit Committee		Chair

CC	Compensation Committee		Member

ESGNC	Environmental, Social, Governance and Nominating Committee	F	Financial Expert

FIC	Finance and Investment Committee		Chair of the Board

4

Proxy Statement Summary
Board of Directors Snapshot

INDEPENDENCE	TENURE	AGE	DIVERSITY

8 Independent	0-5 years: 2 5-10 years: 7	<60 years: 1 61-70 years: 6 >70 years: 2

33%

2 Board members identify as female

2 Board members identify as racially or ethnically diverse

	Average Director Tenure: 8.2 years	Average Age: 66.8
SKILLS AND EXPERIENCE

9 Executive Leadership	7 Accommodations, Real Estate and Hospitality	4 Experience in Industry of Primary Customers	7 Public Company CEO or C-Suite Experience	6 Cybersecurity & IT Experience

9 Financial	8 International Operations	5 Health Safety & Environment Experience	9 Public Company Director Experience
Corporate Governance Highlights

BOARD OF DIRECTORS PRACTICES AND STRUCTURE	OTHER BEST PRACTICES
All directors are independent except the CEO
Commenced declassification of board of directions in 2024, with classified board to be phased out by 2027
Separate Chair and CEO roles
Highly skilled board of directors with diversity in skills, background and experience
All board committees are composed of independent directors
Independent directors regularly meet in executive session with no members of management present, generally at each board of directors meeting
Consistent and frequent director access to management and independent advisors
Active board of directors oversight of enterprise risk
Annual performance self-evaluation of the board of directors, each individual director and each committee
Oversight of environmental, social and governance ("ESG") matters directly assigned to the Environmental, Social, Governance and Nominating Committee

Prohibition on hedging, pledging and short-sale trading transactions by executive officers or directors
Robust stock ownership guidelines applicable to executive officers and directors
Independent executive compensation consultant hired by and reporting to the Compensation Committee
Change in control and severance benefits that are subject to a “double trigger”
Robust Code of Conduct and third-party hotline reporting
Active board of directors oversight of executive succession planning
Enterprise risk management program, including relevant ESG and cyber related risks

2025 Proxy Statement	5

Proxy Statement Summary
Corporate Responsibility at Civeo
Our business is hospitality. We help our guests maintain healthy, balanced and productive lifestyles while working away from home. Our responsibility is to provide a comfortable and safe living environment while minimizing our environmental footprint and supporting the communities in which we live and work. Just as important as what we do is the manner in which we operate. As a global leader in workforce accommodations, we hold ourselves to a high standard when it comes to safety, the environment and our active involvement in the community. It's just what we do.

OUR PEOPLE
•In 2024, we maintained 5% Indigenous employment in Canada despite challenging market conditions that resulted in reduced hiring in the region. Approximately 6% of our total new hires in Canada identified as an Indigenous background during 2024.
•Launched global leadership academy to develop field level leadership.
•We have a program to facilitate mentoring relationships between experienced leaders in Civeo and employees who are at the early stages of their careers.

SAFETY
•Our safety culture is driven by our leaders, in conjunction with active employee engagement - we follow our long term strategy of "Making Zero Count" while focusing on effective leadership, worker competency and promoting a safety culture throughout the entire organization.
•Our global Total Recordable Incident Rate of 0.28 is significantly lower than the U.S. Worker's Camp industry average of 1.1, almost four times better than industry average.
•Three consecutive years without a lost time incident in North America.
•We have introduced additional driver safety controls, including in-vehicle monitoring systems in our vehicle fleet.
•Introduced a Journey Management Tool with online hazard assessment and automated check-ins.

COMMUNITY PARTNERSHIPS
•Since 2013, we have supported more than 27 schools across New South Wales, Queensland and Western Australia with our School Mates grants.
•Donated land for the construction of the Kitimat Dementia House Project.
•Worked to house firefighters in Australia and Canada.
•Established a Community Investment Committee to discuss and implement impactful activities. Volunteered over 125 hours in 2024 compared to 54 in 2023.
•Australia Business Association 100 Business Innovation and Community Contribution winner.

INDIGENOUS ENGAGEMENT
•In 2024, we purchased more than C$31.3 million in goods and services from the Indigenous business community, representing 16% of our total Canadian local spending.
•We spent approximately A$15.3 million with Indigenous-owned and operated companies in Australia in 2024, a 24% increase from 2023.
•Received the Eagle award for our commitment to contributing positive impacts and long-term benefits for the members of the Fort McMurray First Nation.

ENVIRONMENTAL STEWARDSHIP
•We have expanded Containers for Change, now in both Australia and Canada, where empty eligible drink containers can be returned for a refund helping reduce the amount of plastic waste. The refunded money goes directly to local organizations and charities.
•Dewatering infrastructure at wastewater plants in both Canada and Australia.
•Working to eliminate single-use paper bags for guest lunches in Canada.
•Single-use plastics have been completely eliminated from use in 16 of our owned and/or operated villages in Australia.

SHAREHOLDER ENGAGEMENT	•During 2024, we met with shareholders representing over 53% of our outstanding shares regarding the Company's operations, financial results, strategy and executive compensation matters.

6

Proxy Statement Summary

PROPOSAL 2 Advisory Vote to Approve Executive Compensation

The board of directors recommends a vote FOR this proposal.	See page 30

Compensation Program Components
This section outlines each of the components of our compensation program. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.

Base Salary	Annual Incentive Compensation Plan ("AICP")	Long-Term Incentive Plan ("LTIP")

Base salary recognizes the job being performed, executive seniority and tenure and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides a fixed element of compensation to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.	The key objectives of Civeo’s AICP are to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis.	Civeo’s LTIP, established under the Equity Participation Plan ("EPP"), provides an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and supports our efforts to attract and retain highly qualified executives to grow and develop Civeo in our competitive and cyclical industry.

PROPOSAL 3 Ratification of Ernst & Young LLP as Civeo’s Independent Registered Public Accounting Firm

The board of directors recommends a vote FOR this proposal.	See page 60

The Audit Committee of our board of directors has determined that the accounting firm of Ernst & Young ("E&Y") is independent from the Company and once again selected E&Y as the Company’s independent auditors for the year ending December 31, 2025. E&Y has conducted the examination of the Company’s financial statements since the year ended December 31, 2010.
Independent Registered Public Accounting Firm’s Fees
The following table shows the aggregate fees billed by and paid to E&Y for 2024 and 2023 (in thousands):

	2024 ($)	2023 ($)
Audit Fees	$1,928	$1,874
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$5	$5
TOTAL	$1,933	$1,879

2025 Proxy Statement	7

Corporate Governance

PROPOSAL 1 Election of Directors

Three directors have been nominated for election at the annual general meeting to serve as Class II members of Civeo’s board of directors. Based on the recommendation of our Environmental, Social, Governance and Nominating Committee, Civeo’s board of directors has nominated Richard A. Navarre, Martin A. Lambert and Constance B. Moore for election to the three expiring Class II positions on the board of directors currently held by them, to hold office for a one-year term expiring at the annual general meeting of shareholders in 2026, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Shareholder nominations will not be accepted for filling board of directors seats at the annual general meeting because our Articles require advance notice for such a nomination, the time for which has passed. Our board of directors has determined that Richard A. Navarre, Martin A. Lambert and Constance B. Moore are each “independent,” as that term is defined by the applicable New York Stock Exchange ("NYSE") listing standards. See “Board of Directors Structure—Director Independence” for a discussion of director independence determinations. See “Director Biographies” for a brief biography of all directors, including the director nominees.
Each of the nominees is a current member of the Civeo board of directors. Each of the nominees has consented to being named as a nominee in this proxy statement and to continue serving as director if re-elected at the annual general meeting. Although the board of directors does not contemplate the possibility, if any nominee withdraws or otherwise becomes unable to serve as a director at the time of the election, the shares represented by proxies will be voted for the election of a substitute nominated by the board of directors to replace such nominee.

Civeo’s board of directors recommends that you vote “FOR” each of the director nominees named above. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld.

8

Corporate Governance

Board of Directors—Skills and Experience
Qualifications of Directors
When identifying our directors appointed to our board of directors, the following are considered:
•the person’s reputation and integrity;
•the person’s qualifications as an independent, disinterested, non-employee or outside director;
•the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board of directors and the current state of Civeo and the accommodations industry generally at the time of determination;
•the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to Civeo; and
•the person’s knowledge of the major geographic areas in which we operate or another area of our operational environment.
Other factors considered include the diversity of the board of directors, including the optimal enhancement of the current mix of educational backgrounds, business industry experience and knowledge of different geographic markets, services and products.
Further, in considering nominees for director, the Environmental, Social, Governance and Nominating Committee considers diversity of viewpoints, expertise and experience. We believe that the above-mentioned attributes, along with the leadership skills and other experience of the Civeo board of directors described below, provide Civeo with the perspectives and judgment necessary to guide its strategies and monitor their execution.
We believe the breadth and variety of business experience of each of our directors and director nominees identified in the following table make each of them well qualified to serve on our board of directors. Additional details on each director's attributes, qualifications, experiences and skills are set forth in their individual biographies.

	Richard A. Navarre	C. Ronald Blankenship	Bradley J. Dodson	Jay K. Grewal	Martin A. Lambert	Michael Montelongo	Constance B. Moore	Charles Szalkowski	Timothy O. Wall
Executive Leadership
Financial
Accommodations, Real Estate and Hospitality
International Operations
Experience in Industry of Primary Customers
Health Safety & Environment Experience
Public Company CEO or C-Suite Experience
Public Company Director Experience
Cybersecurity/IT Experience

2025 Proxy Statement	9

Corporate Governance
Director Biographies - Director Nominees

Age: 64 Director since: 2014 Committees: Environmental, Social, Governance and Nominating Committee
Richard A. Navarre
Former President and Chief Executive Officer of Covia Corporation
Independent Chairman of the Board
Background:
Mr. Navarre served as President and Chief Executive Officer of Covia Corporation, a leading provider of high-quality minerals and material solutions for the industrial and energy markets from May 2019 until May 2021. From 2012 to 2019, Mr. Navarre served as an independent strategic business advisor to leading investment firms and the energy industry. From 1993 until 2012, Mr. Navarre held executive positions at Peabody Energy Corporation, including President of the Americas, President and Chief Commercial Officer, Executive Vice President of Corporate Development and Chief Financial Officer, with executive responsibilities for activities across five continents. Mr. Navarre is Board Chair and independent lead director, chair of the nominating, governance and personnel committee and compensation personnel committee member for Core Natural Resources (NYSE:CNR); and currently an independent director, chairman of the conflicts committee, member of the audit, compensation and nominating and governance committees for Natural Resource Partners LP (NYSE:NRP). He is a member of the Board of Advisors and the Hall of Fame of the College of Business and Analytics at Southern Illinois University-Carbondale.
Other Qualifications:
Mr. Navarre is a Certified Public Accountant and received his B.S. in Accounting from Southern Illinois University-Carbondale.
We believe that Mr. Navarre's over 40 years of diverse international business including Australia, operations, leadership and finance experience, which include extensive governance, financial, operating, strategic planning, public company and coal and energy industry experience, make him well qualified to serve as a director on our board of directors.

Age: 69 Director since: 2014 Committees: Compensation Committee (Chair), Finance and Investment Committee
Martin A. Lambert
Former Chief Executive Officer, Swan Hills Synfuels LP
Independent Director
Background:
Mr. Lambert is retired. He served as Chief Executive Officer of Swan Hills Synfuels LP, an energy conversion company, from November 2008 until July 2014. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner of Bennett Jones LLP, a Canadian law firm, from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a director of Oil States International, Inc. ("Oil States") from February 2001 to May 2014 and Calfrac Well Services Ltd., from March 2004 to May 2010.
Other Qualifications:
Mr. Lambert received his LLB degree from the University of Alberta.
We believe that Mr. Lambert's Canadian industry experience and deep knowledge of Canadian law, as well as being one of the original board members of Civeo from the Oil States board of directors, make him well qualified to serve as a director on our board of directors.

10

Corporate Governance

Age: 69 Director since: 2014 Committees: Audit Committee (Chair), Compensation Committee
Constance B. Moore
Interim President and Chief Executive Officer, Healthcare Realty Trust
Independent Director
Background:
Ms. Moore has served as a director of TriPointe Homes (NYSE: TPH) since July 2014 and is currently the Chairman of the compensation committee as well as a member of its audit committee. She has served as a director of Healthcare Realty Trust (NYSE:HR) since March 2022 and has been Interim President and CEO since November 2024 and currently does not serve on any standing committees. She served as a director of Columbia Property Trust (NYSE: CXP), including as chair of its board of directors in 2021, from November 2017 until it was acquired in December 2021. Ms. Moore was a director of BRE Properties, Inc. (BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014 and served as President and Chief Operating Officer of BRE from January 2004 until December 2004. Ms. Moore has more than 40 years of experience in the real estate industry. Prior to joining BRE in 2002, she was the managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. In 2009, she served as chair of the National Association of Real Estate Investment Trusts. She served as a director of Bridge Housing Corp from 2014 to 2024. She served as a director of the Tower Board of San Jose University from 2007 to 2024. Currently, she is chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley, an Emeritus Member of the board of the Haas School of Business Advisory Board at UC Berkeley and is a Governor and Lifetime Trustee of the Urban Land Institute (ULI).
Other Qualifications:
Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor’s degree from San Jose State University.
We believe that Ms. Moore's over 40 years of real estate experience, 20 of which were as a public company director, as well as her extensive experience and valuable insight in public company accounting and reporting issues, make her well qualified to serve as a director on our board of directors.

Continuing Directors - Terms Expires in 2026

Age: 51 Director since: 2014 Committees: None
Bradley J. Dodson
President and Chief Executive Officer, Civeo Corporation
Background:
Mr. Dodson has been President and Chief Executive Officer of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States, a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co.
Other Qualifications:
Mr. Dodson holds a M.B.A. degree from The University of Texas at Austin and a B.A. degree in Economics from Duke University.
We believe that Mr. Dodson's leadership, and industry experience, his expertise in mergers and acquisitions as well and financing, along with his deep knowledge of our business and customer base, make him well qualified to serve as our President and Chief Executive Officer and a director on our board of directors.

2025 Proxy Statement	11

Corporate Governance

Age: 65 Director since: 2021 Committees: Audit Committee, Finance and Investment Committee
Jay K. Grewal
Former President and Chief Executive Officer of Manitoba Hydro
Independent Director
Background:
Ms. Grewal served as President and Chief Executive Officer of Manitoba Hydro, one of the largest integrated electric and natural gas utilities in Canada and a major USA exporter, from February 2019 to February 2024. Ms. Grewal joined Manitoba Hydro from the Northwest Territories Power Corporation where she held the position of President and CEO (2017 to 2019.) Before then, Ms. Grewal held a number of executive roles. She was Senior Vice President Strategy and Corporate Development Capstone Mining Corporation, a global copper mining company, (2011 to 2014), Senior Executive Resources and Managing Director British Columbia Accenture Inc. (2006 to 2010), CFO, Chief Compliance Officer and Director Business Development BC Hydro (2006 to 2010) and corporate finance and capital market roles with CIBC World Markets (1996 to 2000). Ms. Grewal has been an active participant at Federal levels in USA/Canada Energy Cybersecurity, including North American tabletop exercises and confidential cyber briefings. Ms. Grewal sat on a number of energy association boards including the Canadian Electricity Association where she was Chair, Edison Electric Institute, and the Canadian Gas Association. Ms. Grewal received the Outstanding Leader Award from Women in Infrastructure (2023) and recognized as a Woman of the Year, Chatelaine Magazine (2019).
Other Qualifications:
Ms. Grewal earned both a B.A. (honors) from the University of British Columbia as well as a M.B.A, finance from the Richard Ivey School of Business, University of Western Ontario.
We believe that Ms. Grewal's over 25 years of leadership and corporate management experience, including at executive levels in the utility, resource, finance and consulting sectors, make her well qualified to serve as a director on our board of directors.

Age: 63 Director since: 2017 Committees: Environmental, Social, Governance and Nominating Committee, Finance and Investment Committee
Timothy O. Wall
Former President, Kitimat LNG Upstream Operations
Independent Director
Background:
Mr. Wall has served as President and Chief Executive Officer of Cycle Petroleum, LLC, an energy advisory firm, since 2016 and was previously President of Apache Kitimat Limited, an LNG development division of Apache Canada Limited (a subsidiary of APA Corporation, an oil and gas exploration and production company), from 2013 to 2015. He served as President of Apache Canada Limited (a subsidiary of APA Corporation) from 2009 to 2013 and as Managing Director, Apache Energy Limited (a subsidiary of APA Corporation) in Western Australia from 2005 to 2009. From 2005 until 2015, Mr. Wall also served as a Corporate Officer and Regional Vice-President of APA Corporation. Prior thereto, Mr. Wall served in various positions within APA Corporation in the United States, P.R. China, and Scotland, U.K. from 1990 to 2005. Mr. Wall previously served as a director for several industry organizations, including the Canadian Association of Petroleum Producers (CAPP), the Australian Petroleum Production and Exploration Association (APPEA), and the Australian Mines and Metals Association (AMMA).
Other Qualifications:
Mr. Wall received his B.S. in Petroleum Engineering from Texas A&M University.
We believe that Mr. Wall's vast energy knowledge in Australia and Canada, his experience working with First Nations partners and his understanding of Australia and Canadian rules and regulations, as well as his extensive continuing board education including cybersecurity oversight training, make him well qualified to serve as a director on our board of directors.

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Corporate Governance
Continuing Directors - Terms Expires in 2027

Age: 75 Director since: 2014 Committees: Audit Committee, Finance and Investment Committee (Chair)
C. Ronald Blankenship
Former President and Chief Executive Officer, Verde Realty
Independent Director
Background:
Mr. Blankenship served as President and Chief Executive Officer of Verde Realty, a real estate investment trust specializing in the ownership, acquisition and management of institutional-quality multifamily rental properties and industrial facilities, from January 2009 and Chairman of the Board from January 2012 until his retirement in December 2012. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated. Prior to his role as Vice Chairman, he served as Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director of Security Capital from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Prior to 1991, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Prior to that, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. Mr. Blankenship began his career at Peat Marwick Mitchell & Company. Mr. Blankenship currently serves on the boards of Regency Centers Corp. (NYSE:REG), Pacolet Milliken Enterprises, Inc., a private investment company (Chairman), Berkshire Residential Investments, a private investment management company (Chairman), and Merit Hill, a privately owned and operated real estate company.
Other Qualifications:
Mr. Blankenship is a Certified Public Accountant and a graduate of the University of Texas at Austin.
We believe that Mr. Blankenship's extensive experience in real estate development, acquisitions, financing and operations, as well as his expertise in public company financing, strategic planning, capital allocation, people management and executive compensation, make him well qualified to serve as a director on our board of directors.

Age: 69 Director since: 2021 Committees: Environmental, Social, Governance and Nominating Committee and Compensation Committee
Michael Montelongo
President and Chief Executive Officer of GRC Advisory Services, LLC
Independent Director
Background:
Mr. Montelongo has served as President and Chief Executive Officer of GRC Advisory Services, LLC, a board governance firm, since July 2016, and was previously Chief Administrative Officer and Senior Vice President, Public Policy and Corporate Affairs for Sodexo, Inc. (Euronext:SW), a facilities and hospitality outsourcing solutions enterprise, from January 2008 to July 2016, and before that was Chief Strategy Officer from March 2005 to January 2008. He is a former George W. Bush White House appointee serving as the 19th Assistant Secretary for Financial Management and Chief Financial Officer of the U.S. Air Force from August 2001 to March 2005. Mr. Montelongo is a lifetime member of the Council on Foreign Relations and was an executive with a global management consulting firm and a regional telecommunications company. He completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate and service as an assistant professor teaching economics and political science at West Point. Mr. Montelongo also serves as a Senior Lecturer of Business Administration on the Harvard Business School faculty and on the boards of Conduent Incorporated (NASDAQ: CNDT), a global IT business process outsourcing company where he chairs the audit committee, the privately-held Monarca, a multinational snack company, and the National Association of Corporate Directors (NACD).
Other Qualifications:
Mr. Montelongo earned his B.S. from West Point and an M.B.A. from Harvard Business School.
We believe that Mr. Montelongo's extensive background in corporate governance, as well as his experience in the hospitality industry and as a service operations professor, make him well qualified to serve as a director on our board of directors.

2025 Proxy Statement	13

Corporate Governance

Age: 76 Director since: 2014 Committees: Audit Committee, Environmental, Social, Governance and Nominating Committee (Chair)
Charles Szalkowski
Former Partner and General Counsel, Baker Botts L.L.P.
Independent Director
Background:
Mr. Szalkowski worked with the law firm of Baker Botts L.L.P. from 1975 until he retired as a partner and general counsel of the firm in December 2012. Since his retirement, Mr. Szalkowski has pursued his personal interests. Mr. Szalkowski is an emeritus member of the Rice University Board of Trustees, where he had previously chaired the Board’s audit committee and served on the compensation committee. Over the years, he has served on the boards of several non-profit organizations and continues as a board member of an aviation museum.
Other Qualifications:
Mr. Szalkowski became a Certified Public Accountant in 1971. He received his J.D. and M.B.A. degrees from Harvard University and his B.S. in Accounting and B.A. in economics and political science from Rice University.
We believe that Mr. Szalkowski's experience obtained over decades of representing private and public companies and their boards of directors, including public companies in the energy, energy services, accommodations, and technology sectors, as well as his extensive corporate governance expertise, make him well qualified to serve as a director on our board of directors.

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Corporate Governance
Board of Directors—Refreshment/Succession Planning
In selecting nominees for the board of directors, the Environmental, Social, Governance and Nominating Committee considers, among other things, the diversity of the board of directors in terms of educational background, business industry experience, and knowledge of different geographic markets and the accommodations industry. Further, in considering nominees, diversity of viewpoints, expertise and experience are taken into account. These factors are considered by the board of directors when identifying individuals for board membership. In the case of each current director being considered for renomination, the Environmental, Social, Governance and Nominating Committee took into account the director’s history of attendance at board of directors and committee meetings, the director’s tenure as a member of the board of directors and the director’s preparation for and participation in such meetings.
Because Civeo operates across the globe and serves customers and guests from different nations and backgrounds, we have always sought directors who, in addition to their integrity, experience, and acumen, have diverse backgrounds and points of view. Through purposeful refreshment, the Environmental, Social, Governance and Nominating Committee is committed to seeking highly qualified individuals with a diversity of viewpoints, expertise and experience to include in the pool of potential director candidates, from which it selects the most appropriate candidate taking into considerations the qualifications and skills addressed above in "Qualifications of Directors" and has provided this instruction to the third-party search firm that it uses to assist in the identification of potential director candidates.
DIRECTOR NOMINATION PROCESS

Candidate Search	2 new directors were added in the last 5 years Jay K. Grewal Michael Montelongo

•The Environmental, Social, Governance and Nominating Committee may seek referrals from other members of the board of directors, management, shareholders and other sources.
•The Environmental, Social, Governance and Nominating Committee also may, but need not, retain a professional search firm in order to identify, recruit and evaluate qualified candidates for the board of directors.

Consideration of Diversity and Other Relevant Factors

•The board of directors and the Environmental, Social, Governance and Nominating Committee are committed to actively seeking new and diverse members whose expertise lend to the greater needs of the board of directors. In that regard, the Environmental, Social, Governance and Nominating Committee considers diversity of viewpoints, expertise and experience, as well as the factors identified above, in order to achieve an overall variety and mix of diversity among our directors. The effectiveness of this policy is assessed in connection with the board of directors’ annual evaluation.

Assessment of the Environmental, Social, Governance and Nominating Committee
•The Environmental, Social, Governance and Nominating Committee reviews the candidate’s experience, independence and understanding of the Company’s business.

Interviews
•The Environmental, Social, Governance and Nominating Committee conducts an interview with each candidate. •Further interviews are conducted with other directors as well as senior management.

Recommendations

•After the assessment and interview process, the Environmental, Social, Governance and Nominating Committee submits a recommendation of nominees to the board of directors, and the board of directors selects the nominees.

The Environmental, Social, Governance and Nominating Committee will consider recommendations from various sources, including from shareholders, regarding possible candidates for director. To submit a recommendation to the Environmental, Social, Governance and Nominating Committee, a shareholder should send a written request to the attention of Civeo’s Corporate Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4400, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected, and any other information the shareholder may deem relevant to the committee’s evaluation. The request must also disclose the number of common shares beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the shareholder making a nomination and other parties with respect to the nomination. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources. These procedures do not preclude a shareholder from making nominations in accordance with the process described below under “Future Shareholder Proposals.”

2025 Proxy Statement	15

Corporate Governance
Civeo’s Corporate Governance Guidelines reflect our belief that directors should not be subject to term limits or age-based limits. While such limits could facilitate fresh ideas and viewpoints being consistently brought to the board of directors, we believe they are counterbalanced by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations and risks and continues to provide valuable contributions to board of directors deliberations. Civeo has been a separate public company since May 2014, and during that time, 16 different individuals have served on our now 9-seat board of directors. As a result, the Environmental, Social, Governance and Nominating Committee has concluded that the Company has experienced an adequate turnover and refreshing of its board of directors. All of the departed board members left in good standing without any disagreements with the Company relating to its operations, policies or practices, but voluntarily resigned either because of professional time commitments, retirement or, in one case, a job opportunity in South Asia, or because particular shareholders who had proposed them as directors had changed their ownership positions in the Company. The board of directors regularly evaluates committee composition and whether to add new directors.
Director Resignation Policy
We have adopted a director resignation policy, which is included in Civeo’s Corporate Governance Guidelines. The director resignation policy provides that, if a director receives a greater number of “withheld” votes than votes “for” his or her election, that director is required by our Corporate Governance Guidelines to tender his or her resignation to the Environmental, Social, Governance and Nominating Committee for consideration. The Environmental, Social, Governance and Nominating Committee will recommend to the board of directors the action, if any, to be taken with respect to the resignation. Any such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Environmental, Social, Governance and Nominating Committee the opportunity to consider the appropriateness of continued membership on the board of directors of the director who tendered resignation and make a recommendation to the board of directors as to the director’s continued service on the board of directors. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why shareholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to us; (4) the current mix of skills and attributes of the directors on the board; (5) whether, by accepting the resignation, we will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in our best interests and those of our shareholders.
Civeo’s Corporate Governance Guidelines also provide that, if a director changes his or her employer or otherwise has a significant change in job responsibilities during his or her tenure as a director, that director is required to inform the Environmental, Social, Governance and Nominating Committee of the change and tender his or her resignation to the board of directors for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation. The board of directors, through the Environmental, Social, Governance and Nominating Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the board of directors and each applicable committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation.
Board of Directors—Role and Responsibilities
Overview
The basic responsibilities of our board of directors are to (1) supervise the management of the business and affairs of the Company; (2) act honestly and in good faith with a view to the best interests of the Company; and (3) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Oversight of Enterprise Risk
Risk oversight is a responsibility of the board of directors. The board of directors has delegated responsibility for monitoring certain enterprise risks to its standing committees. The board of directors and its committees utilize our Enterprise Risk Management process to assist in the oversight of our risks. Management and employees are responsible for day-to-day risk management, and management conducts an extensive risk assessment of our business annually. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood of occurrence, materiality and anticipated timing of impact of the risk, as well as to identify steps to mitigate and manage each key risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.
The results of the risk assessment are reviewed with the Audit Committee and with the full board of directors annually. The centerpiece of the assessment is the discussion of our key risks, which include strategic, operational, human capital, regulatory, cybersecurity and other risks and the factors discussed above. As part of the process for evaluating each key risk, a senior

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Corporate Governance
manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk. In addition, the oversight of each key risk is allocated to a board committee or the entire board for oversight and monitoring.
RISK OVERSIGHT

Board of Directors

•Is primarily responsible for the oversight of strategy, capital allocation and risk.
•Delegates responsibility for monitoring certain risks to its standing committees.
•Maintains responsibility for oversight of safety and food safety risks.
•Receives regular reports from committees and management concerning identified risks and mitigation or management of such risks.

Audit Committee	Compensation Committee

•Oversees risks related to:
◦Financial statements, financial reporting process and internal controls over financial reporting;
◦Regulatory and accounting compliance;
◦Litigation risks;
◦Technology, cybersecurity risks and artificial intelligence; and
◦Succession of accounting and finance personnel.
•Oversees the internal audit function, including an annual review of scope and duties.
•Reviews results of management's risk assessment.

•Oversees risks related to:
◦Executive compensation; and
◦Succession of key personnel.
•Reviews our compensation policies to help ensure they do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Environmental, Social, Governance & Nominating Committee	Finance and Investment Committee

•Oversees risks related to:
◦Independence of board of directors and potential conflicts of interest;
◦Composition of board of directors and related committee composition; and
◦Corporate governance.
•Performs annual evaluation of the board of directors, each individual director and each committee.
•Oversees Civeo's strategy and initiatives with regard to ESG matters.
•Involved in risk considerations related to: ◦Civeo's strategic objectives; ◦Capital allocation policies; ◦Debt strategies; and ◦Distributions and return of capital transactions.

Management

•Is responsible for day-to-day risk management.
•Conducts an annual risk assessment of our business that is reviewed by the board of directors.
•Incorporates risk assessment into the annual internal audit plan.

Cybersecurity Risk Oversight Strategy

Cybersecurity risks are monitored and evaluated by management through an internal compliance program with oversight by internal audit. Civeo engages various third-party cybersecurity partners, such as auditors, assessors and consultants, to perform penetration testing and audits on our cybersecurity profile. In order to promote a company-wide culture of cybersecurity risk management, management has also implemented programs to both test and train our employees on cybersecurity fundamentals, including both annual and ongoing information security awareness training.
With the assistance of a third-party cybersecurity consultant, we also conducted three cyber breach simulation exercises in the last five quarters, focused on incident management and communication processes. Company business functions, executive management and members of the board of directors participated.
The board of directors reviews the Company's cybersecurity risk posture, strategy and execution on at least an annual basis while the Audit Committee receives cybersecurity updates quarterly. Executive management regularly meets with the Audit Committee to discuss cybersecurity risks, review quarterly cyber metrics and oversee progress against our annual action plans. In addition to scheduled meetings, the Audit Committee and executive management maintain ongoing dialogue regarding emerging or potential cybersecurity risks.

For more information on our cybersecurity risk management, strategy and governance, see "Item 1C. Cybersecurity" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

2025 Proxy Statement	17

Corporate Governance
Management Succession Planning
The Compensation Committee periodically reports to the board of directors on succession planning. The board of directors works with the Compensation Committee to evaluate potential successors to the Chief Executive Officer, as well as other key executive positions. Additionally, the Audit Committee annually reviews the Company's succession planning for accounting and finance personnel.
Executive Retention and Succession Planning
The Compensation Committee is sensitive to the critical importance of key employee and executive retention, recognizing the costs, potential impacts and replacement challenges that accompany the loss of talented leadership particularly in a difficult market environment. Each year executive retention is carefully considered by the Compensation Committee in arriving at its long-term incentive award determinations for our NEOs, all of which remained consistent with our past practices.
The board of directors and Compensation Committee regularly discuss, prepare and advance the Company’s succession plan. The board of directors regularly interacts with the Company’s senior management team, including senior team members below the named executive officer level, to enhance its view of the Company’s talent pool and the necessary development needs of each high potential employee within the framework of achieving the Company’s strategic goals. In addition, in the past, the board of directors has used outside consultants to assess, benchmark and propose development plans for the Company’s high potential employees. The Company has a plan in place to address interim successor, long-term successor and development and support plans for each. This succession plan is reviewed regularly by both the board of directors and the Compensation Committee for necessary changes and the development progress of potential successors.
Oversight of Human Capital Management
Attracting, retaining and mentoring the talent needed to address the needs of our business is the basis of our human capital strategy. The board of directors and the Compensation Committee regularly discuss, prepare and advance the Company’s succession plan. The board of directors regularly interacts with the Company’s senior team, to enhance its full view of the Company’s talent pool and the necessary development needs of each high potential employee. We strive to offer competitive compensation, benefits and services that meet the needs of our employees, including short and long-term incentive programs, various defined contribution plans, healthcare benefits, and wellness and employee assistance programs.
Oversight and Commitment to Diversity and Inclusion
Diversity and inclusion are an essential part of our company's success. Our diversity helps us service our employees, clients and communities better, leading to greater success for everyone. Management has full support from our board of directors to advance diversity and inclusion initiatives across the business including our relationships with our Indigenous partners.
As a company, we recognize the importance of a diverse workforce represented by people from different backgrounds, experiences and ways of looking at the world. In Canada, we are committed to hiring Indigenous Peoples and expanding our Indigenous workforce to 10%. In 2024, we had 5% Indigenous employment in Canada despite challenging market conditions that resulted in reduced hiring in the region. Approximately 6% of our total new hires in Canada were of Indigenous background during 2024. In addition, our Indigenous Procurement Policy in Canada helps foster strong community relationships while ensuring a local and diverse supply chain of business partners. In 2024, we purchased more than C$31.3 million in goods and services from the Indigenous business community, representing 16% of our total Canadian local spending. In Australia, all of our food suppliers are Australian companies and, where possible, are based locally. Through our membership with Supply Nation, a non-profit organization committed to supplier diversity and Indigenous business development, we were able to direct approximately A$15.3 million in 2024 into Indigenous-owned and operated companies, representing a 24% year over year increase, and we are always looking for more opportunities to partner with these businesses.
Role in Corporate Responsibility and Corporate Citizenship
Corporate Code of Business Conduct and Ethics
Civeo has adopted a Corporate Code of Business Conduct and Ethics (the “Code of Conduct”), which requires that all directors, officers and employees of Civeo act ethically at all times. This Code of Conduct is available at Civeo’s website civeo.com by first clicking “ESG”, then selecting "Governance Documents" from the "Governance" drop-down menu, and then "Corporate Code of Business Conduct and Ethics."
Substantially all of our employees are required annually to complete online training which includes a review of our Corporate Code of Conduct and an acknowledgment that the employee has read and understands the policy.

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Corporate Governance
Financial Code of Ethics for Senior Officers
Civeo has adopted a Financial Code of Ethics for Senior Officers (the “Financial Code of Ethics”) that applies to our chief executive officer, chief financial officer, principal accounting officer and other senior officers (“Senior Officers”). The Financial Code of Ethics is available at Civeo’s website civeo.com by first clicking “ESG”, then selecting "Governance Documents" from the "Governance" drop-down menu, and then “Financial Code of Ethics for Senior Officers.”
Ethical principles set forth in the Financial Code of Ethics include, among other principles, matters such as:
•Acting ethically with honesty and integrity;
•Avoiding conflicts of interest;
•Complying with disclosure and reporting obligations with full, fair, accurate, timely and understandable disclosures;
•Complying with applicable laws, rules and regulations;
•Acting in good faith, responsibly with due care, competence and diligence;
•Promoting honest and ethical behavior by others in the work environment;
•Respecting confidentiality of information acquired in the course of his or her work; and
•Responsibly using and maintaining assets and resources employed or entrusted to the Senior Officer.
Board of Directors Oversight of Commitment to ESG and Sustainability
We believe that sound corporate citizenship and attention to ESG principles are essential to our success. Oversight of ESG matters is directly assigned to our Environmental, Social, Governance and Nominating Committee. Please see "Board of Directors - Committees - Environmental, Social, Governance and Nominating Committee" for further information with respect to the Committee's responsibilities.
Even though ESG topics have been increasingly capturing attention from shareholders and potential investors, they have long been of concern to Civeo and our guests, customers, employees, contractors, creditors, management and board of directors. We are committed to operating with integrity, contributing to the local communities where we operate, promoting diversity, developing our employees, focusing on sustainability and being thoughtful environmental stewards.
Our customers are often involved in significant projects in remote areas where environmental impacts are carefully monitored; where safe food storage and preparation, clean water and careful handling of waste are critical; where medical care may be inaccessible; and where our diverse guests and staff members measure their work shifts in weeks, in sometimes difficult weather, and thus may feel somewhat confined into relatively small communities at our lodges and villages.
Recently, to lend a more formalized structure to our ESG efforts, we have established a global Steering Committee at the Executive Management level. The Steering Committee, led by our CEO and composed of members of our Executive Management team, is charged with the development of our ESG Roadmap. The ESG Roadmap specifies strategies, and the accompanying actions, linked to measurable Key Performance Indicators. Supporting the ESG Steering Committee are separate Working Groups made up of the appropriate technical experts in the areas of 'Environmental', 'Social' and 'Governance', who are responsible for execution of the respective strategies. The Environmental, Social, Governance and Nominating Committee provides oversight to the Steering Committee.
As noted above, through the Environmental, Social, Governance and Nominating Committee, our board of directors provides oversight of management’s efforts around these ESG topics and is committed to supporting Civeo's efforts to operate as a sound corporate citizen. We believe that an integrated approach to business strategy, corporate governance, and corporate citizenship creates long-term value.
Shareholder Engagement
Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year.

SHAREHOLDER OUTREACH
53%
During 2024, we conducted shareholder engagement with shareholders representing over 53% of our outstanding shares regarding the Company’s operations, financial results, strategy and executive compensation matters.

2025 Proxy Statement	19

Corporate Governance
Board of Directors—Structure
In 2024, our shareholders approved amendments to our Articles to phase-in the declassification of our board of directors over a period of three years. In accordance with the Articles, Class II directors with terms expiring at this annual general meeting, Messrs. Navarre and Lambert and Ms. Moore will stand for re-election to a one-year term at this annual general meeting. Class II and Class III directors with terms expiring at our 2026 annual general meeting will stand for re-election to a one-year term at the 2026 annual general meeting. Beginning with our 2027 annual general meeting, all directors will be elected to a one-year term.
Board of Directors Leadership
Our board of directors is led by our independent Chair of the Board, and the Chief Executive Officer position is currently separate from the Chair role. The Chair presides over board meetings and executive sessions of the independent directors, works with management and the independent directors to approve agendas and schedules, and is available to engage directly with shareholders where appropriate. The board of directors maintains the flexibility to determine whether the roles of Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of Civeo at a given point in time. We believe the separation of these two positions is appropriate corporate governance for us at this time because it promotes a strong independent leadership structure. In addition, we believe this structure facilitates effective oversight of management and enables the board of directors to fulfill its risk oversight responsibilities.
Director Independence
Under rules adopted by the NYSE, our board of directors must have a majority of independent directors. To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the board of directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).
The Civeo board of directors reviews, as appropriate, material or relevant direct or indirect business relationships between each director (including his or her immediate family) and the Company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as that the director is not an employee of Civeo and has not engaged in various types of business dealings with Civeo. In addition, as further required by the NYSE, the Civeo board of directors has made a subjective determination that each independent director has no material relationship with Civeo (either directly or as a partner, shareholder or officer of an organization that has a relationship with Civeo). When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.
The Civeo board of directors has determined that, except for Bradley Dodson, our President and Chief Executive Officer, all of Civeo's current directors (Richard A. Navarre, C. Ronald Blankenship, Jay K. Grewal, Martin A. Lambert, Michael Montelongo, Constance B. Moore, Charles Szalkowski, and Timothy O. Wall) qualify as “independent” in accordance with the applicable NYSE listing standards.
Executive Sessions
Our independent directors regularly meet in executive session with no members of management present, generally at each board of directors and committee meeting. Our Chair of the Board, Richard Navarre, who is an independent director, or each Committee Chair, who is independent, presides at these sessions.

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Corporate Governance
Board of Directors—Committees
The Civeo board of directors has established several standing committees in connection with the discharge of its responsibilities.

Constance B. Moore (Chair) Members: C. Ronald Blankenship Jay K. Grewal Charles Szalkowski Number of Meetings: 7
Audit Committee
Responsibilities:
•Oversees the integrity of Civeo's financial statements and effectiveness of our internal control over financial reporting.
•Appoints our independent auditors and reviews the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions.
•Meets separately with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions.
•Assess risks, including technology and cybersecurity risks.
The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Mses. Grewal and Moore is independent under applicable NYSE and SEC rules for board of director and audit committee independence.
The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Mses. Grewal and Moore is financially literate and has accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The board of directors also has determined that Mr. Blankenship and Mses. Grewal and Moore qualify as audit committee financial experts under the applicable rules of the SEC.
A more detailed discussion of the Audit Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Audit Committee Charter” on the left side of the page.

Martin A. Lambert (Chair) Members: Michael Montelongo Constance B. Moore Number of Meetings: 7
Compensation Committee
Responsibilities:
•Determines the compensation of our chief executive officer and other executive officers.
•Oversees and approves compensation and employee benefit policies as well as oversees policies related to human capital management with regards to diversity and inclusion, workplace environment and culture, and talent development and retention.
•Meets on succession planning with respect to Company's key executive positions.
•Administers the EPP, and in this capacity makes a recommendation to the full board of directors concerning the aggregate amount of all equity awards to employees as well as specific awards to executive officers under the EPP.
•Reviews and discusses with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement.
The board of directors has determined that each of Messrs. Lambert and Montelongo and Ms. Moore is independent under applicable NYSE and SEC rules for board of director and compensation committee independence.
A more detailed discussion of the Compensation Committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Compensation Committee Charter” on the left side of the page.

2025 Proxy Statement	21

Corporate Governance

Charles Szalkowski (Chair) Members: Michael Montelongo Richard A. Navarre Timothy O. Wall Number of Meetings: 5
Environmental, Social, Governance and Nominating Committee
Responsibilities:
•Oversees the Company's strategy and initiatives with regard to ESG matters.
•Identifies and implements appropriate corporate governance policies.
•Advises the board of directors about appropriate composition of the board of directors and its committees.
•Oversees the evaluation of the board of directors through its annual review of the performance of the board, its committees and individual board members.
•Makes proposals to the board of directors for candidates to be nominated by the board of directors to fill vacancies or for new directorship positions, if any, which may be created from time to time.
The board of directors has determined that each Messrs. Montelongo, Navarre, Szalkowski and Wall is independent under applicable NYSE rules.
A more detailed discussion of the Environmental, Social, Governance and Nominating Committee’s mission, composition and responsibilities is contained in the Environmental, Social, Governance and Nominating Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Environmental, Social, Governance and Nominating Committee Charter” on the left side of the page.

C. Ronald Blankenship (Chair) Members: Jay K. Grewal Martin A. Lambert Timothy O. Wall Number of Meetings: 2
Finance and Investment Committee
Responsibilities:
•Assists the board of directors in its consideration of opportunities to enhance our long-term performance and valuation, including reviewing and making recommendations to the board of directors with respect to our strategic objectives and financial and operating metrics and performance.
A more detailed discussion of the Finance and Investment Committee’s mission, composition and responsibilities is contained in the Finance and Investment Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Finance and Investment Committee Charter” on the left side of the page.

Committee Composition
Below is a summary of our committee structure and membership information.

	Audit Committee	Compensation Committee	Environmental, Social, Governance and Nominating Committee	Finance and Investment Committee
Richard A. Navarre
C. Ronald Blankenship
Jay K. Grewal
Martin A. Lambert
Michael Montelongo
Constance B. Moore
Charles Szalkowski
Timothy O. Wall

Chair	Member	F	Financial Expert

22

Corporate Governance
Board of Directors—Practices, Policies and Processes
Commitment to Good Governance Practices
Corporate Governance Highlights

BOARD OF DIRECTORS PRACTICES AND STRUCTURE	OTHER BEST PRACTICES
All directors are independent except the CEO
Commenced declassification of board of directors in 2024, with classified board be phased out by 2027
Separate Chair and CEO roles
Highly skilled board of directors with diversity in skills, background and experience
All board committees are comprised of independent directors
Independent directors regularly meet in executive session with no members of management present, generally at each board of directors meeting
Consistent and frequent director access to management and independent advisors
Active board of directors oversight of enterprise risk
Annual performance self-evaluation of the board of directors, each individual director and each committee
Oversight of ESG matters directly assigned to Environmental, Social, Governance and Nominating Committee

Prohibition on hedging, pledging and trading transactions by executive officers or directors
Robust stock ownership guidelines applicable to executive officers and directors
Independent executive compensation consultant hired by and reporting to the Compensation Committee
Change in control and severance benefits that are subject to a "double trigger"
Robust Code of Conduct and third-party hotline reporting
Active board of directors oversight of executive succession planning
Enterprise risk management program, including relevant ESG and cyber related risks

Board of Directors and Committee Meetings
During 2024, the Civeo board of directors held six meetings, the Audit Committee held seven meetings, the Compensation Committee held seven meetings, the Environmental, Social, Governance and Nominating Committee held five meetings and the Finance and Investment Committee held two meetings. In total, each director attended 100% of the total meetings of the board of directors. Additionally, each director attended 100% of the total committee meetings for which he or she served, with the exception of one director who attended 87.5% of the total committee meetings. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual general meeting of shareholders, meetings of the board of directors and meetings of the committees on which they serve. All of our directors attended the 2024 annual general meeting of shareholders.
Board of Directors—Performance Evaluations
Annually, the board of directors conducts a self-evaluation to determine whether it and its committees are functioning effectively. The Environmental, Social, Governance and Nominating Committee receives comments from all directors and reports to the board of directors with an assessment of the performance of the board of directors and each individual director. The assessment focuses on the board of directors and each individual director's contribution to Civeo and specifically focuses on areas in which the board of directors or management believes that the board of directors and each individual director could improve.
Additionally, the Environmental, Social, Governance and Nominating Committee leads the board of directors in the annual performance review of each of the board's committees. As part of this process, the chair of each committee reports to the Environmental, Social, Governance and Nominating Committee Chair who then reports the results of the self-evaluations to the full board of directors about the committee’s annual evaluation of its performance and evaluation of its charter.

2025 Proxy Statement	23

Corporate Governance
Director Orientation and Continuing Education
Each new director must participate in the Company’s orientation program, which is conducted in a reasonable period of time after the meeting at which such director is initially appointed. This orientation includes presentations by senior management to familiarize new directors with the Company’s operations, its strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct and its Financial Code of Ethics, its principal officers, and its internal and independent auditors. In addition, the orientation program includes visits to Company headquarters and, to the extent practical, visits to various operational sites of the Company.
In addition, training sessions by outside experts are periodically conducted during meetings of the board of directors related to, among other things: U.S. securities law; risk assessment, insurance and management; investor perspective on ESG practices and trends; and macro-economic trends in the U.S. and global economies. Directors also attend continuing education seminars and webcasts hosted by outside experts such as the National Association of Corporate Directors in order to stay current with best practices and evolving trends. Finally, management regularly provides the board of directors with published articles and white papers authored by outside experts on topics ranging from shareholder activism, ESG trends, proxy advisory firm ratings, guidance and proposed regulations. During 2024, all directors participated in a cyber breach simulation exercise.
Corporate Governance Guidelines
Civeo has adopted Corporate Governance Guidelines to provide the board of directors with the necessary authority and practices in place to make decisions that are independent from management, that the board of directors adequately performs its function as the overseer of management and to align the interests of the board of directors and management with the interests of the shareholders. Civeo’s Corporate Governance Guidelines are available at civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, then “Corporate Governance Guidelines.”
Communications with Directors; Accounting and Auditing Concerns
Shareholders or other interested parties may send communications, directly and confidentially, to our board of directors, to any committee of our board of directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4400, Houston, Texas 77002. Any such correspondence will be forwarded by the Corporate Secretary of Civeo to the addressee without review by management.
The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Certain Relationships and Related-Party Transactions
There are no transactions or relationships required to be disclosed under Item 404(a) of Regulation S-K since the beginning of the last fiscal year.
Our board of directors has adopted written procedures for approving related-party transactions. We review relationships and transactions in which we are a participant to determine whether our directors and executive officers or their immediate family members and our 5% beneficial owners have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and 5% beneficial owners with respect to related party transactions and for then determining, based on the facts and circumstances, whether a related party has a direct or indirect material interest in the transaction. As required under the rules of the SEC, any related party transaction will be disclosed in filings we make with the SEC when required, including disclosure in our proxy statements.
Our Code of Conduct prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Environmental, Social, Governance and Nominating Committee of our board of directors or by our full board of directors. Our prohibition on conflicts of interest under the Code of Conduct extends to related-party transactions. Under the Code of Conduct, conflicts of interest occur when private, commercial or financial interests prevent a director or employee from fulfilling his or her duties to Civeo.

24

Corporate Governance
We have multiple internal processes for reporting conflicts of interests, including related-party transactions. For example, under the Code of Conduct, all employees are required to report any conflict of interest to their supervisors. Any transaction involving related parties must be reported in writing by our division executives as part of their quarterly representation letters. This information will then be reviewed by disinterested members of our Environmental, Social, Governance and Nominating Committee, our board of directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors will generally be considered:
•the nature of the related party’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of the transaction;
•the importance of the transaction to the related party;
•the importance of the transaction to us;
•whether the transaction would impair the judgment of a director or executive officer to act in Civeo’s best interest;
•whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and
•any other matters deemed appropriate with respect to the particular transaction.
Ultimately, all material related-party transactions must be approved or ratified by the Environmental, Social, Governance and Nominating Committee of our board of directors. Any member of the Environmental, Social, Governance and Nominating Committee who is a related party with respect to a transaction would be recused from the review of the transaction.
In addition, we annually distribute a questionnaire to our executive officers and members of our board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct.
We also have other policies and procedures to prevent conflicts of interest, including related-party transactions. For example, the charter of our Environmental, Social, Governance and Nominating Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as further described above under “Management—Director Independence.”
To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Code of Conduct:
•None of Civeo’s funds, assets or services will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by our board of directors.
•Any contributions by Civeo to support or oppose public referenda or similar ballot issues are only permitted with advance approval of our board of directors.
•Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Civeo-sponsored-and-approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by Civeo as business expense. To the extent permitted by law, Civeo’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the board of directors prior to their implementation.

2025 Proxy Statement	25

Corporate Governance
Director Compensation
Process
Our non-employee directors receive compensation for their services on the board of directors. The Compensation Committee conducts annual reviews of director compensation, with assistance from its independent compensation consultant, Mercer LLC ("Mercer"), who provides market data bi-annually related to director compensation. Based on its review, the Compensation Committee makes a recommendation to the board of directors regarding the form and amount of director compensation. Director compensation should be adequate to compensate directors for their time and effort expended in satisfying their obligations. The Compensation Committee does, however, consider that directors' independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.
Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Accordingly, Mr. Dodson, a director of Civeo and Civeo’s President and Chief Executive Officer, does not receive separate director compensation.
The table below summarizes the components of 2024 compensation paid by Civeo to non-employee directors, which remained unchanged from 2023 compensation levels:

Component	Non-Employee Director Compensation
Annual Cash Retainer	$75,000
Annual Equity Retainer (1)	Restricted share award equal in value to $125,000 that vest annually
Chair of the Board Annual Retainer	$85,000 - 50% in cash and 50% in common shares that vest annually
Committee Chair Annual Cash Retainer	Audit - $27,500 Compensation - $23,000 Environmental, Social, Governance and Nominating - $23,000 Finance and Investment - $18,000
Committee Member Annual Cash Retainer	Audit - $18,000 Compensation - $13,000 Environmental, Social, Governance and Nominating - $13,000 Finance and Investment - $13,000
1.Newly elected non-employee directors receive restricted share awards valued at $125,000 after their initial appointment. In addition, non-employee directors who have served for not less than six months receive additional restricted share awards valued at $125,000 at each annual shareholders’ meeting after which they continue to serve. The restricted share awards are valued on the award date based on the closing share price on the award date and vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant, subject to continued service through such date.
Our non-employee directors may elect to receive their annual restricted share award in the form of deferred shares, which vest on the same terms as non-deferred restricted share awards; however, settlement of such deferred shares is delayed until the director’s separation from service.
All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training. Additionally, we purchase and maintain directors' and officers' liability insurance for, and provide indemnification to, each member of our board of directors.

The Compensation Committee annually reviews director compensation, and uses outside consultants to ensure such compensation is appropriate relative to our peer groups. The review includes, but is not limited to, compensation levels, chair premiums, pay mix and relevant governance trends. In addition, the Environmental, Social, Governance and Nominating Committee annually reviews director compliance with share ownership guidelines.

26

Corporate Governance
Director Compensation Table
The table below summarizes the compensation paid by Civeo to non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Richard A. Navarre	$130,500	$167,508	$298,008
C. Ronald Blankenship	$111,000	$125,012	$236,012
Jay K. Grewal	$106,000	$125,012	$231,012
Martin A. Lambert	$111,000	$125,012	$236,012
Michael Montelongo	$101,000	$125,012	$226,012
Constance B. Moore	$115,500	$125,012	$240,512
Charles Szalkowski	$116,000	$125,012	$241,012
Timothy O. Wall	$101,000	$125,012	$226,012
(1)The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted share awards granted in 2024 calculated in accordance with Financial Accounting Standards Boards, Accounting Standards Codification, Topic 718, ("FASB ASC Topic 718—Stock Compensation"). See Note 18 to the notes to Civeo's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for information regarding the assumptions relied upon for this calculation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Navarre’s stock award total includes $42,496 in restricted shares as part of his fees as Chair of the Board, which will vest at the annual shareholder's meeting.
As of December 31, 2024, the aggregate number of unvested restricted shares held by each of the non-employee directors were as follows:

Name	Stock Awards		Name	Stock Awards
Richard A. Navarre	6,768		Michael Montelongo	5,051	*
C. Ronald Blankenship	5,051		Constance B. Moore	5,051
Jay K. Grewal	5,051	*	Charles Szalkowski	5,051
Martin A. Lambert	5,051	*	Timothy O. Wall	5,051
*Deferred shares to be settled upon separation from service.
Share Ownership Guidelines
Non-employee directors are subject to Civeo’s share ownership guidelines pursuant to which they are expected to retain shares from restricted share awards, after payment of applicable taxes, valued at five times the annual retainer amount (determined as of the date the director is first subject to the guidelines) until retirement or otherwise leaving the board of directors. Unvested restricted shares and deferred shares are counted for purposes of this ownership threshold. Once the ownership guideline is established for a director and communicated, the director has five years to attain the targeted level of ownership. All directors have either attained target level ownership or are expected to attain the targeted level of ownership within the five-year period for compliance.
As of March 17, 2025, all non-employee directors have attained the target level ownership and are in compliance with the guidelines as demonstrated in the chart below:

	Ownership in Shares		Compliance Y/N
Non-employee directors	Target Ownership	Current Holdings
Richard A. Navarre	21,552	58,635	Yes
C. Ronald Blankenship	21,552	44,801	Yes
Jay K. Grewal	17,084	21,487	Yes
Martin A. Lambert	21,552	60,157	Yes
Michael Montelongo	17,084	21,487	Yes
Constance B. Moore	21,552	40,338	Yes
Charles Szalkowski	21,552	44,842	Yes
Timothy O. Wall	14,205	36,859	Yes

2025 Proxy Statement	27

Executive Officers
Our executive leadership team includes the following:

Bradley J. Dodson, 51 President, Chief Executive Officer and Director

Background:
Bradley J. Dodson has been President and Chief Executive Officer and director of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States, a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co.
Mr. Dodson holds a M.B.A. degree from The University of Texas at Austin and a B.A. degree in Economics from Duke University.

E. Collin Gerry, 43 Senior Vice President, Chief Financial Officer and Treasurer

Background:
E. Collin Gerry has served as the Senior Vice President, Chief Financial Officer, and Treasurer since August 2024. Prior to this appointment, Mr. Gerry held several executive positions with Civeo since May 2014, including serving as Senior Vice President of Canadian Operations from May 2020 to July 2024, and Vice President of Corporate and Business Development from September 2016 to May 2020. Prior to joining Civeo, Mr. Gerry served as Senior Vice President within the equity research department of Raymond James.
Mr. Gerry holds a Bachelor of Business Administration degree from The University of Texas at Austin.

Andrew S. Fraser, 64 Senior Vice President, Canada

Background:
Andrew S. Fraser has served as the Senior Vice President, Canada since August 2024. Prior to his appointment, Mr. Fraser was CEO and Executive Chair of NCSG Crane and Heavy Haul from November 2020 to March 2022, after serving as President and CEO from January 2019 to November 2020. Mr. Fraser previously served as the CEO of Camex Equipment Sales and Rentals from October 2016 to November 2018. Prior to joining Camex Equipment Sales and Rentals, Mr. Fraser spent 30 years at Finning International, where he held a variety of executive roles across the company’s Canadian and International operations. Over the past 15 years, Mr. Fraser has also served as a director on various boards, both locally and internationally, in energy, manufacturing and distribution.
Mr. Fraser holds an M.B.A. with a major in Project Research in Culture Change during Mergers and Acquisitions from Royal Roads University in Victoria, BC and a B.A. in Economics from Wilfrid Laurier University in Waterloo, Ontario, where he majored in International Trade Theory.

28

Executive Officers

Peter L. McCann, 58 Senior Vice President, Australia

Background:
Peter L. McCann has served as Senior Vice President, Australia since June 2014. Mr. McCann was Managing Director of The MAC, a wholly owned subsidiary of Civeo, from June 2012 to June 2014. From January 2010 through June 2012, Mr. McCann was the Executive General Manager, Finance for The MAC. From 2004 to 2010, Mr. McCann served as Chief Financial Officer of Royal Wolf Trading.
Mr. McCann holds a Bachelor of Commerce degree in Accountancy from the University of New South Wales.

Barclay H. Brewer, 51 Vice President, Chief Accounting Officer

Background:
Barclay H. Brewer has served as the Vice President, Chief Accounting Officer since August 2024. Prior to his appointment, Mr. Brewer served as Interim Chief Financial Officer and Treasurer from March 2024 to July 2024 and Vice President, Corporate Controller from December 2019 to March 2024. From August 2014 to December 2019, Mr. Brewer had the role of Assistant Controller. Mr. Brewer served as Financial Planning and Reporting Manager for The Brock Group from 2012 until 2014.
Mr. Brewer holds a M.B.A degree from Southeastern Louisiana University and a B.A. degree in Accounting and Finance from Louisiana State University. He is a Certified Public Accountant.

2025 Proxy Statement	29

Executive Compensation

PROPOSAL 2 Advisory Vote to Approve Executive Compensation

We are asking that you vote for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, commonly referred to as a “Say-on-Pay” proposal. As approved by our shareholders at the 2021 annual general meeting, consistent with our board of directors' recommendation, we are submitting this proposal for a non-binding vote on an annual basis, and accordingly, unless our board of directors changes its policy, our next Say-on-Pay vote after the annual general meeting is expected to be held at the Company’s 2026 annual general meeting of shareholders.
Section 14A of the Exchange Act requires us to provide an advisory shareholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, including under “Compensation Discussion and Analysis” and the tables and narrative that follow.
We are requesting your nonbinding vote on the following resolution:
“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of Civeo’s named executive officers as disclosed in Civeo’s proxy statement for its 2025 annual general meeting of shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative discussion.”
As an advisory resolution, our shareholders’ vote on this proposal is not binding on the board of directors or us. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. The Compensation Committee values the opinions of our shareholders, however, and therefore, the Compensation Committee will review the voting results on this proposal and consider the outcome when making future decisions regarding compensation of our named executive officers.

Civeo’s board of directors recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote such proxy FOR the approval of this proposal, unless a contrary choice or abstention is set forth therein or unless such proxy is subject to a broker non-vote with respect to this proposal.

30

Executive Compensation
Compensation Discussion and Analysis
In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the board of directors regarding the compensation of our named executive officers ("NEOs") for 2024. Our NEOs for 2024 were:

•Bradley J. Dodson, President and Chief Executive Officer;
•E. Collin Gerry, Senior Vice President, Chief Financial Officer and Treasurer (1);
•Peter L. McCann, Senior Vice President, Australia;
•Andrew "Andy" S. Fraser, Senior Vice President, Canada (2);
•Barclay H. Brewer, Vice President, Chief Accounting Officer (Former Interim Chief Financial Officer and Treasurer) (1);
•Allan D. Schoening, Former Senior Vice President, Canada (2); and
•Carolyn J. Stone, Former Senior Vice President, Chief Financial Officer and Treasurer (1)

(1) As previously announced, Ms. Stone’s employment was terminated on March 4, 2024. Mr. Brewer, the Company’s Vice President and Chief Accounting Officer, was appointed as Interim Chief Financial Officer and Treasurer until August 1, 2024 when Mr. Gerry assumed the role of Senior Vice President, Chief Financial Officer and Treasurer.
(2) Mr. Schoening announced his retirement on January 8, 2024 and retired on December 31, 2024. Mr. Fraser was appointed Senior Vice President, Canada on August 19, 2024 and worked closely with Mr. Schoening until Mr. Schoening's retirement. Mr. Schoening continues to work closely for the Company in a consulting role.
Executive Overview
In 2024, we executed on our operational, strategic and financial priorities: operating safely, generating significant cash flows provided by operating activities and returning capital to shareholders. For the full year 2024, Civeo generated $84 million in cash flows provided by operating activities and reduced total debt by $22 million to end the year at $43 million of total debt. We maintained a low net leverage ratio of 0.5x at year-end 2024, down from 0.6x at year-end 2023 and 3.0x as of December 31, 2019. Following this significant progress made on our debt reduction, we returned $44 million of capital to shareholders, representing 64% of our free cash flows. Our capital allocation framework included opportunistic share repurchases totaling 7.7% of shares outstanding during 2024, a quarterly dividend and accretive growth opportunities, such as the recently announced acquisition of four villages in Australia's Bowen Basin.
Specific 2024 Accomplishments
From an operational standpoint, the Company’s primary focus in 2024 was, and continues to be, the safety and well-being of our guests and employees. Operationally, Mr. Dodson and our global leadership team’s effective operations in a dynamic environment included continued strong safety performance across all regions, resulting in a full year aggregate Total Recordable Incident Rate ("TRIR") of 0.28, which is almost four times lower than the U.S. Workers Camp industry average and better than our TRIR in 2023.
The Company’s strategic and financial focus remained the same in 2024 as it was in 2023: continue to focus on generation of cash flows provided by operating activities, debt reduction and returning meaningful capital to shareholders. Significant financial achievements in 2024 included:
•Generated $84 million of cash flows provided by operating activities during the year;
•Returned 64%, or $44 million, of the Company's 2024 free cash flow to shareholders through share repurchases and dividends;
•Reduced total debt by $22 million;
•Decreased our net leverage ratio to 0.5x at December 31, 2024 from 0.6x at December 31, 2023 and 3.0x as of December 31, 2019;
•Secured long-term contract extensions and expansions with key clients in Australia.

*Note: Net leverage ratio is a non-GAAP financial measure. Please see Appendix A for a reconciliation to the most directly comparable measures of financial performance calculated under GAAP.
Executive Transitions
Effective March 4, 2024, Ms. Stone was terminated without cause from her role as Senior Vice President, Chief Financial Officer ("CFO") and Treasurer. Mr. Brewer served as interim CFO and Treasurer until August 1, 2024, when the Company appointed Mr. Gerry as the Company’s new Senior Vice President, CFO and Treasurer following a comprehensive search process. Effective as of August 1, 2024 following his service as interim CFO, Mr. Brewer assumed the role of Vice President, Chief Accounting Officer, and has supported Mr. Gerry during the transition. For information on Ms. Stone’s payments and benefits in connection with her departure, see "Agreements with Former Executives."

2025 Proxy Statement	31

Executive Compensation
Following the announcement of Mr. Schoening’s retirement in January of 2024, the Company embarked on an executive search process for Mr. Schoening’s successor. After a thorough search, the Company announced the appointment of Mr. Fraser as Senior Vice President, Canada, effective August 19, 2024. In order to facilitate a smooth transition, Mr. Schoening has continued to work closely with Mr. Fraser in a consulting role for a period of time, following his retirement on December 31, 2024. For more information on Mr. Schoening’s separation and consulting arrangement, see "Agreements with Former Executives."

Our Approach to Compensation
Compensation Governance
In keeping with our commitment to strong governance standards across our business, our executive compensation governance framework is built around the following:
•A Compensation Committee comprised of individuals with deep relevant business experience, all of whom have served as chief executive officers of energy or real estate related companies or as executives at hospitality companies. All members of the Compensation Committee are independent in accordance with NYSE listing standards;
•A clearly defined decision-making framework and delegation of authority that ensures all material compensation decisions for section 16 officers (which includes our NEOs), are made solely by the Compensation Committee, whose priority is to ensure our policies and procedures allow Civeo to attract, reward and retain executives who are focused on delivering long-term results for shareholders; and
•Clearly defined compensation policies structured to accommodate circumstances that are characteristic of a cyclical industry.
NEO Compensation Mix
This section outlines each component of our compensation program. Compensation decisions specific to our NEOs for 2024 for each of these components are discussed in greater detail below. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.

Base Salary	Annual Incentive Compensation Plan ("AICP")	Long-Term Incentive Plan ("LTIP")

Base salary recognizes the job being performed, executive seniority and tenure and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides a fixed element of compensation to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.	The key objectives of Civeo’s AICP are to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis.	Civeo’s LTIP, established under the Equity Participation Plan ("EPP"), provides an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and supports our efforts to attract and retain highly qualified executives to grow and develop Civeo in our competitive and cyclical industry.

32

Executive Compensation
Our Variable Compensation Performance Metrics and Their Relation to Our Strategy

Performance Metrics	How The Performance Metrics Tie to Our Strategy
Relative Total Shareholder Return ("TSR")	Relative TSR is a valuable metric to assess performance against our peer group over a longer-term period. The intent is to better align executive pay with shareholder interests.
Divisional EBITDA	EBITDA is widely recognized as a primary valuation and comparable financial metric and, for this reason continued to be, with AICP adjustments, selected as an appropriate financial metric for 2024.
TRIR	TRIR is a globally recognized measure of safety performance. Safety is one of Civeo's core values and therefore it is an important measure of company performance.
Three-year growth in EBITDA	Commencing with 2024 LTIP awards, Civeo added three-year growth in EBITDA over the performance period relative to a preset 2026 EBITDA target in an effort to drive sustainable earnings growth.
Consolidated cash flows provided by operating activities
The Company has included consolidated cash flows provided by operating activities as a performance metric, under the LTIP for grants from 2021 to 2023, and as the Company's continued focus on generating cash flow.

AICP EBITDA
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization. AICP EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Please see Appendix A for a reconciliation of EBITDA to GAAP. Adjustments to EBITDA under the AICP also reflect one-time, unanticipated financial events incurred following approval of the 2024 budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted costs (approved by the Compensation Committee). The AICP adjustments to EBITDA in 2024 were consistent with past practices.

2025 Proxy Statement	33

Executive Compensation
Highlights of 2024 Performance and Impact on Executive Compensation
We successfully completed a number of significant financial and operational objectives. In particular, during 2024 we achieved the following:

Generated $84 million of cash flows provided by operating activities during the year	Returned 64%, or $44 million, of the Company's 2024 free cash flow to shareholders through share repurchases (totaling 7.7% of shares outstanding during 2024) and dividends

Maintained a low net leverage ratio of 0.5x at December 31, 2024, down from 0.6x at December 31, 2023 and 3.0x at December 31, 2019 to allow for opportunistic capital deployment in the years to come	Following successful amendment, extension and upsizing of our credit agreement in 2024, Civeo ended the year with $202.2 million in liquidity at December 31, 2024, up from $136.4 million at December 31, 2023

The Company achieved continuing improvements in a number of areas of the business including the following:

Generated 59% of Civeo’s revenue and 70% of Civeo’s gross profit was derived from customers exposed to steel-making commodities, highlighting our continued diversification away from legacy oil sands markets	Secured a 6-year integrated services contract award in Australia with a total contract value of approximately A$1.4 billion

Delivered strong safety performance across all regions, resulting in a 2024 Global TRIR of 0.28, considerably better than Civeo's 2023 Global TRIR of 0.45, almost four times better than the industry average	Increased Australian revenues by 23% in 2024

TOTAL RECORDABLE INCIDENT RATE	AICP EBITDA (in millions)	CASH FLOWS PROVIDED BY OPERATING ACTIVITIES (in millions)

Note: AICP EBITDA and net leverage ratio are non-GAAP financial measures. Please see Appendix A for a reconciliation of each measure to the most directly comparable measures of financial performance calculated under GAAP.

Shareholder Engagement
Throughout the year, we meet with our shareholders to solicit their feedback on our performance, capital structure and pay programs as well as to share our perspective. The Company’s management maintains routine dialogue with our shareholders regarding operations, strategy, total leverage and financial results. Throughout 2024, management engaged with shareholders representing over 53% of our outstanding shares.

Say-On-Pay Vote
At our 2024 annual general meeting, we obtained 96.7% approval by our shareholders casting votes on our Say-on-Pay proposal (excluding abstentions). Our Compensation Committee considered this high level of support in making its compensation-related decisions in 2024, and did not make any specific changes to our compensation program as a result of the final say-on-pay vote.

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Executive Compensation Best Practices
The following table lists key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and are best practices in compensation and governance.

What We Do	What We Don’t Do

Use an independent consultant to ensure overall executive compensation is market competitive
Provide a balanced executive pay mix including long-term incentives, at least 50% of which are generally performance-based for NEOs and provide at-risk compensation tied directly to financial and share price performance
Apply rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions
Cap payouts under all performance incentives. In addition, performance share awards are capped at 100% payout (Target), if Civeo's absolute TSR over the performance period is negative, irrespective of relative performance
Maintain a share ownership policy which, in addition to minimum NEO share ownership requirements, requires NEOs to hold at least 50% of the net vested Civeo shares (after tax withholding) for 12 months after the date of vesting

Permit directors or officers to buy or sell puts, calls or options in respect of our securities, or pledge shares (including holding shares in a margin account)
Provide excise tax gross-ups in any executive or change of control agreement entered into following our spin-off from Oil States International in May 2014
Apply severance multipliers in excess of 3x
Utilize liberal share recycling in our long-term incentive plan
Reprice stock options or stock appreciation rights without shareholder approval
Provide single-trigger vesting of equity awards upon a change of control
Provide unreasonably long terms for options
Pay dividends on unvested awards

We expect that over time, the governance landscape will continue to evolve and require both refinement of existing policies and adoption of new ones. Our Compensation Committee is committed to staying current with evolving governance standards and, where it feels that changes are warranted, to respond accordingly.

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Executive Compensation
Design and Structure of Executive Compensation
Our Business and Our Compensation Philosophy
Civeo’s philosophy regarding its executive compensation programs for its NEOs is to provide a comprehensive and competitive total compensation program with the following objectives:

To attract, motivate, reward and retain executives with the experience and talent to achieve our short-term goals and objectives and successfully execute our longer-term strategic plans	To reinforce the linkage between individual performance of executives and business results	To align the interests of executives with the long-term interests of our shareholders	To design compensation that does not promote overly conservative actions nor excessive risk taking

Civeo’s total compensation program uses a combination of base salary, annual performance incentives and long-term equity-based incentives to achieve the four objectives described above. We target peer group median pay levels for all components of executive compensation; however, as determined in the discretion of the Compensation Committee, compensation above or below median levels of our peer group may be warranted.

Peer Group and Benchmarking
The Compensation Committee engages Mercer as its independent compensation consultant, who provides the Committee with data on a peer group of companies with similar customers, operations and activity drivers to Civeo to benchmark executive compensation. The peer group includes companies in the oil and gas, mining, other natural resource industries and similar, diversified support services companies. These peers typically will be exposed to the cyclical nature of the natural resources market that impacts Civeo’s business and financial results.

The primary review and selection criteria for the peer group includes a number of factors including, but not limited to: revenue, market capitalization, business/operational characteristics and geographic footprint. Most notably, the majority of the peer group falls within .5x to 2x Civeo's 2024 revenue of $682M positioning Civeo at 92% of the peer group median $742M.
Each year, Mercer reviews Civeo’s peer group of companies used for benchmarking purposes to assess the ongoing competitiveness and suitability of Civeo’s compensation programs and practices. Following the review in late 2024, Mercer recommended that the current peer group remain unchanged, as the screening process did not identify any existing peers that should be added or removed. The Compensation Committee approved the recommendation to keep the current peer group and used the following peer group for compensation evaluation purposes for 2025.

Badger Infrastructure Solutions Ltd. Black Diamond Group Limited Dexterra Group Inc. Enerflex Ltd. Forum Energy Technologies, Inc. Matrix Service Company	McGrath RentCorp NPK International Inc. (formerly Newpark Resources, Inc.) Nine Energy Service, Inc. North American Construction Group Ltd. Oil States International, Inc.	Precision Drilling Corporation Select Water Solutions, Inc. Target Hospitality Corp. TETRA Technologies, Inc. Total Energy Services Inc.

Compensation and Risk Management
Civeo’s compensation programs have been designed to (i) promote financial, operational and organizational growth, while giving due consideration to broader enterprise risk management issues and (ii) maintain a balance between short and long-term incentive compensation, shareholder returns, company growth and risk. The Compensation Committee, in its sole discretion, retains full authority to adjust any aspect of Civeo’s compensation programs.
Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually.
Our compensation philosophy and culture support the use of base salary, certain performance-based compensation plans and benefit programs that are generally consistent in design and operation with those of our peer companies in the markets where we

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operate. These compensation policies and practices are centrally designed and administered by the Compensation Committee. The following specific factors, in particular, reduce the likelihood of excessive risk-taking:
•Our overall executive compensation levels are competitive with the market, based on information provided by Mercer and reviewed by the Compensation Committee;
•Our executive compensation mix is balanced among (i) fixed components including salary and benefits, (ii) capped annual incentives that reward our overall financial and operating performance and (iii) long-term incentives, at least 50% of which are generally performance-based for NEOs, to more closely align executive compensation with shareholder interests and to provide for a substantial portion of at-risk compensation;
•We implement what our Compensation Committee believes to be rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions; and
•We have established maximum award levels as a cap on performance incentives. The Compensation Committee caps performance shares at 100% payout (Target), for this portion of the award, if Civeo’s TSR over the performance period is negative, irrespective of relative performance.
In summary, although a portion of the compensation provided to our NEOs is based on our overall performance or division performance, we believe our compensation programs do not encourage excessive or unnecessary risk-taking by our NEOs (or other employees) because these programs are designed to encourage employees to remain focused on both our short and long-term operational, financial and safety goals. In addition, we believe that our share ownership, hedging and clawback policies also mitigate risk.
Compensation Program Components
This section outlines each of the components of our compensation program for each of our NEOs for 2024. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.
Base Salary
Base salaries form the foundation of Civeo’s compensation program. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides an element of compensation that is fixed to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. Base salaries for NEOs are reviewed annually by the Compensation Committee and, where deemed appropriate, adjusted to reflect competitive market conditions, as well as other internal factors, including performance, seniority, tenure, internal equity and changes to job scope and responsibility. In general, base salaries are targeted at median levels compared to comparable positions within our peer group of companies but vary from this reference point when and where deemed appropriate by the Compensation Committee.
Base salaries, as in effect on December 31, 2024 and December 31, 2023 are set forth below for each named executive officer. Adjustments to NEO compensation are considered by the Compensation Committee in consultation with Mercer. The Compensation Committee considers market data, executive tenure in the role, performance and other internal equity factors when recommending changes to NEO compensation. For 2024, the Committee approved increases in Mr. Gerry’s and Mr. Brewer’s base salaries in connection with their respective promotions in August 2024 and an increase in Mr. McCann’s base salary in recognition of his individual performance and to more closely approximate the median market range for his role.

Name	Position	2024 Base Salary (USD) (1) (2)	2023 Base Salary (USD) (1)
Bradley J. Dodson	President and Chief Executive Officer	$750,000	$750,000
E. Collin Gerry	Senior Vice President, Chief Financial Officer and Treasurer	$380,000	$318,682
Andrew S. Fraser	Senior Vice President, Canada	$365,050	$—
Peter L. McCann	Senior Vice President, Australia	$329,850	$296,865
Barclay H. Brewer	Vice President, Chief Accounting Officer	$280,000	$223,000
Allan D. Schoening	Former Senior Vice President, Canada	$372,351	$372,351
Carolyn J. Stone	Former Senior Vice President, Chief Financial Officer and Treasurer	$425,000	$425,000
(1) Mr. McCann is paid in Australian dollars and Messrs. Fraser and Schoening are paid in Canadian dollars. Their respective base salaries have been converted to U.S. dollars at an exchange rate of $0.6597 U.S. dollar per Australian dollar and $0.7301 U.S. dollar per Canadian dollar, respectively, which reflect the average exchange rates for each currency for 2024.
(2) Reflects annual base salary as in effect on date of termination for Ms. Stone.
Annual Incentive Compensation Plan

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Executive Compensation
The key objective of Civeo’s AICP is to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis. Awards made under the AICP are designed to represent a material component of target total cash compensation for our NEOs.
Under the AICP, the Compensation Committee establishes an incentive target, expressed as a percent of base salary, for each executive officer based upon, among other factors including geographic market differences, the Compensation Committee’s review of publicly available competitive compensation data for each position, level of responsibility and ability to impact or influence business results.

Name	Target AICP (% of base salary)
Bradley J. Dodson	100%
E. Collin Gerry	60%
Andrew S. Fraser	70%
Peter L. McCann	70%
Barclay H. Brewer	60%
Allan D. Schoening	70%
Carolyn J. Stone (1)	70%
(1) Ms. Stone's termination resulted in a forfeiture of her 2024 AICP opportunity.
For 2024, achieving results which exceeded a minimum, or threshold, level of performance triggered an AICP payout. Performance results at or below threshold (i.e., typically achieving a percentage of 85% or less of the related AICP performance objective) results in no AICP award. A target award is earned when an executive achieves 100% of his or her safety and financial performance objectives. Overachievement of financial performance objectives is measured against the greater of (1) 120% of the current year's budgeted EBITDA or (2) the prior year's actual AICP EBITDA performance. Overachievement of safety objectives is earned when safety performance results are above 100% of budgeted safety, with the maximum being 120%. Where performance results fall between the threshold and target level, a pro rata percentage of the target amount is paid out. Where performance results fall between the target and maximum level, 100-200% of the target amount is paid out proportionately.
THRESHOLD AICP, TARGET AICP AND MAXIMUM AICP AWARD OPPORTUNITIES

Threshold	Target	Maximum
No AICP award is achieved until threshold is exceeded	Earned when an executive achieves 100% of his or her safety and financial performance objectives	Earned when performance of financial objectives is the greater of 120% of target or last year's financial objective. The maximum being 120%, which would result in a payout capped at 200% of target
The maximum AICP percentage permitted under the AICP is capped at two times the target level to mitigate the potential for excessive risk taking.
At the beginning of each year, our Compensation Committee is responsible for reviewing and recommending for approval by our board of directors, quantifiable corporate performance objectives, including those specific to our Chief Executive Officer. At the end of each year, the Compensation Committee reviews Civeo’s performance results, as well as AICP awards to be paid to each NEO and, in aggregate, to all AICP participants. In its sole discretion, the Compensation Committee interprets all provisions of the AICP and has authority to make positive or negative adjustments in individual, business unit or Civeo’s consolidated results.
The following performance metrics formed the basis for AICP award determinations for our NEOs for 2024:

		Financial Performance		Safety Performance
Name	Position	Consolidated AICP EBITDA	Division AICP EBITDA
Bradley J. Dodson	President and Chief Executive Officer	80%	n/a	20%
E. Collin Gerry (1)	Senior Vice President, Chief Financial Officer and Treasurer	80%	n/a	20%
Andrew S. Fraser	Senior Vice President, Canada	40%	40%	20%
Peter L. McCann	Senior Vice President, Australia	40%	40%	20%
Barclay H. Brewer	Vice President, Chief Accounting Officer	80%	n/a	20%
Allan D. Schoening	Former Senior Vice President, Canada	40%	40%	20%
(1) Prior to his promotion on August 1, 2024, Mr. Gerry's AICP performance metrics were comprised of 40% Consolidated AICP EBITDA, 40% Canadian EBITDA and 20% Canadian Safety.

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For AICP purposes in 2024, performance metrics consisted of two financial metrics, budgeted Consolidated AICP EBITDA and for NEOs responsible for a division, budgeted Divisional AICP EBITDA and one metric based on safety performance as measured by TRIR. Consistent with industry and regulatory standards, the calculation of TRIR is based on the number of recordable safety incidents per 200,000 hours worked. The following threshold, target, and maximum performance goals were used for determining payouts for our NEOs under the 2024 AICP (dollars in millions):

	Threshold	Target	Maximum	Actual Achievement
Consolidated AICP EBITDA (in USD)	$75.4	$88.6	$119.7	$81.1
Division EBITDA Targets
Canada (in CAD)	$34.1	$40.1	$95.3	$29.9
Australia (in AUD)	$98.8	$116.2	$139.5	$132.2
Global TRIR Targets	0.90	0.70	0.40	0.28
Canada TRIR	0.90	0.70	0.40	0.44
Australia TRIR	0.90	0.70	0.40	0.18

For 2024, specific adjustments to EBITDA included impairment expenses, expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, net gains associated with the sale of the McClelland Lake Lodge, severance/recruiting costs and transaction costs associated with strategic initiatives. The adjustments to EBITDA in 2024 were consistent with past practices.
The 2024 global safety TRIR target was set at a target of 0.70 consistent with 2023. The global safety target is a consolidation of the various region specific TRIR goals from Australia and North America.
In 2024, the following performance results under the AICP were considered for award determination purposes:
•Consolidated AICP EBITDA of USD $81.1 million (91.5% of budget);
•AICP EBITDA for our Canadian division of CAD $29.9 million (74.6% of budget);
•AICP EBITDA for our Australian division of AUD $132.2 million (113.8% of budget); and
•TRIR safety performance achievement of 200% payout for the Consolidated Company; 187% payout for Canada and 200% payout for Australia.
Based on these results, the following AICP payouts were approved by the Compensation Committee. These payouts are stated in U.S. dollars. Mr. McCann’s bonus, which is paid out in Australian dollars, has been converted to U.S. dollars below at an exchange rate of $0.6597 U.S. dollar per Australian dollar, the average exchange rate for 2024. Messrs. Fraser's and Schoening’s bonus, which are paid out in Canadian dollars, have been converted to U.S. dollars below at an exchange rate of $0.7301 U.S. dollar per Canadian dollar, the average exchange rate for 2024.

		Business Performance		Total AICP Payout
Name	Position	Financial	Safety	$	% of Target
Bradley J. Dodson	President and Chief Executive Officer	$258,000	$300,000	$558,000	74%
E. Collin Gerry	Senior Vice President, Chief Financial Officer and Treasurer	$47,177	$72,191	$119,368	58%
Andrew S. Fraser	Senior Vice President, Canada	$16,341	$35,532	$51,874	55%
Peter L. McCann	Senior Vice President, Australia	$181,293	$87,765	$269,058	123%
Barclay H. Brewer	Vice President, Chief Accounting Officer	$62,478	$72,649	$135,127	74%
Allan D. Schoening	Former Senior Vice President, Canada	$58,947	$128,176	$187,123	55%
Long-Term Incentive Plan
Civeo’s LTIP, established under the EPP, is designed to provide an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and to support our efforts to attract and retain highly qualified executives to grow and develop Civeo in our highly competitive and cyclical industry. The EPP provides for the grant of any combination of restricted share awards, restricted share units, performance awards, dividend equivalents, phantom share awards, deferred share awards, share payments or options. Broadly speaking, we award two types of long-term incentives to balance liquidity and dilution considerations and to ensure we deliver tax effective incentives to plan participants. These awards may be cash or share settled, depending on their type. For 2024, Messrs. Dodson, Gerry, McCann and Brewer received equity awards made up of 40% time-based phantom share units and 60% cliff-vested performance share awards. Mr. Fraser, who commence employment on August 19, 2024, and Mr. Schoening, who had announced his upcoming retirement

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Executive Compensation
at the end of 2024, received time-based phantom share units only, and Ms. Stone did not receive any long-term incentive awards in 2024 in light of her termination of employment. All long-term incentive awards made to employees are generally subject to a three-year vesting period, with time-based awards vesting in equal installments on each of the first three anniversaries of the date of grant and performance-based awards vesting on the third anniversary of the date of grant, subject to achievement of the applicable performance goals. All awards are subject to the approval of our Compensation Committee.
In determining the value of awards granted, the ratio of long-term incentives as a percentage of base salary is considered relative to a range of factors including market competitiveness, internal equity and individual performance. Generally, long-term incentive award values increase with position responsibility and are intended to comprise a larger component of an executive’s total direct compensation as his or her responsibility increases.
For 2024, Civeo granted a combination of phantom share units and performance-based share awards as long-term incentive awards to its NEOs and other key employees. The value of awards made to individuals in this group took into consideration the following factors:
•Corporate, business unit and individual performance;
•Competitive market practice;
•Executive retention;
•Impact of awards and quantum of awards on dilution and liquidity; and
•Tax considerations in the U.S., Canada and Australia.
LTIP awards approved by the Compensation Committee were made at levels consistent with past practices.

Name	Position	Phantom Share Units (1)	Performance Share Awards at Target	Stock Price at Date of Grant ($)	Valuation(2)
Bradley J. Dodson	President and Chief Executive Officer	42,875	64,314	$23.44	$2,559,331
E. Collin Gerry	Senior Vice President, Chief Financial Officer and Treasurer	13,256	7,138	$23.44	$576,235
		3,821	—	$24.34
Andrew S. Fraser	Senior Vice President, Canada	19,971	—	$27.49	$549,003
Peter L. McCann	Senior Vice President, Australia	8,350	12,525	$23.44	$498,428
Barclay H. Brewer	Vice President, Chief Accounting Officer	5,565	2,998	$23.44	$282,887
		3,289	—	$24.32
Allan D. Schoening	Former Senior Vice President, Canada	24,246	—	$23.44	$568,326
(1)Messrs. Brewer and Gerry each received an additional grant of phantom share units in connection with their promotions. Mr. Fraser received a grant of phantom share units in connection with his appointment as Senior Vice President, Canada.
(2)This column shows the full grant date fair value of the phantom share units and performance share awards granted to the NEOs during 2024 as computed under FASB ASC Topic 718—Stock Compensation, excluding the impact of estimated forfeitures related to service-based vesting conditions. Generally, the grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. For purposes of the phantom share units, the value in this column is based upon the closing share price on the date of grant. See Note 18 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these awards.

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Executive Compensation
Performance Share Award Programs
Historically, our Performance Share Award Program has been comprised of the following key elements listed below.

Performance metrics	Performance period	Participants
–Relative TSR (compared against our defined peer group) –Three-year growth in EBITDA (2024 grants) –Cumulative cash flows provided by operating activities (2022 and 2023 grants)	Three years	All NEOs and other senior management

Vesting	Award amount	Payout
Cliff vesting	Generally comprises at least 50% of a named executive officer’s annual LTIP award as determined by the Compensation Committee	Settled in either cash or shares, or a combination of both, at the discretion of the Compensation Committee

Calculation of our relative TSR is conducted following completion of the three-year performance period and includes all dividends paid over the performance period.
Payouts under the performance shares are capped at 100% payout (Target) for the relative TSR component, if Civeo’s absolute TSR over the performance period is negative, irrespective of relative performance. The performance metrics for the 2022 and 2023 performance share grants were weighted 50% to cumulative cash flows provided by operating activities and 50% to relative TSR. In 2024, the Compensation Committee replaced the cumulative cash flows provided by operating activities performance metric with a three-year growth in EBITDA performance metric. The performance metrics for the 2024 performance share awards were weighted 70% to three-year growth in EBITDA and 30% to relative TSR. Performance share awards can be earned in amounts between 0% and 200% of the participant’s target performance share award, with the payout percentage to be determined based on Civeo’s performance with respect to the applicable performance metrics.

PERFORMANCE SHARE AWARD TIMELINE

	FY22	FY23	FY24	FY25	FY26

FY22 PSA	Year 1	Year 2	Year 3

Year 3
FY23 PSA		Year 1	Year 2	Year 3
Year 3

FY24 PSA			Year 1	Year 2	Year 3

All performance share awards have been approved by the Compensation Committee and the board of directors. For those performance share awards that were granted in 2022, the performance period is January 1, 2022 to December 31, 2024. For those performance share awards that were granted in 2023, the performance period is January 1, 2023 to December 31, 2025. For those performance share awards that were granted in 2024, the performance period is January 1, 2024 to December 31, 2026.
All long-term incentive awards under the EPP are expensed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). Except in special circumstances, long-term incentive awards are made to participants in these plans annually.
2022 Performance Share Award Payouts
On February 25, 2025, following the completion of the three-year performance period on December 31, 2024, the Compensation Committee certified final achievement with respect to the performance metrics for the 2022 performance share awards. For the three-year performance period, Civeo achieved cumulative cash flows provided by operating activities of $271.8 million resulting in a payout of 46.6% of target level. Civeo achieved three-year relative TSR at the 30th percentile for the performance period as compared to the 2022 peer group, resulting in a payout of 18.6% of target level. Each metric was weighted at 50%, resulting in a total payout of 65.2% of target level for these awards.

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Executive Compensation
Chief Executive Officer Compensation for 2024
During its evaluation of Mr. Dodson’s compensation, the Compensation Committee reviewed (i) performance against the 2024 business plan, (ii) TSR performance against a group of peer companies, (iii) pay levels and compensation trends at peer group companies and (iv) progress against the Company’s strategic plan.
The following graphic provides information about equity and non-equity awards granted to Mr. Dodson in 2024. LTIP Awarded reflects the value of phantom share units and performance shares as approved by the Compensation Committee.

Other Compensation
Benefit Plans
Civeo’s employee benefit plans are designed from a market competitive perspective with the objective of attracting and retaining talented employees. The Compensation Committee conducts periodic reviews of Civeo’s employee benefit plans to ensure the plans meet these objectives and where, in the Compensation Committee’s sole discretion, the Compensation Committee believes changes to these plans are warranted, the Compensation Committee will authorize such changes.
Civeo’s health and welfare benefits are provided to all North American employees, including U.S. and Canada-based executives. These benefits include comprehensive coverage for medical, prescription drug, vision and dental expenses, as well as life insurance, long-term disability, accidental death and dismemberment, business travel, employee assistance and flexible spending accounts. Contributions for these benefits, except the flexible spending account program, are based on a cost-sharing model between the employee and Civeo and are the same for employees and executives. In Australia, health benefits are provided through the government funded program.
Retirement Plans
Civeo offers a defined contribution 401(k) retirement plan to all of its U.S. employees, including its U.S.-based executives. Those participating in the plan can make contributions from their eligible compensation, including their base salaries and annual cash incentive, up to annual limits defined by the Internal Revenue Service. Civeo makes matching contributions under this plan on the first 6% of the participant’s eligible compensation, providing a 100% match on the employee’s contribution up to 4% of his or her eligible compensation and a 50% match on the employee’s contribution up to an additional 2% of the employee’s eligible compensation. A similar defined contribution plan, which uses the same contribution formula, is in place in Canada and is structured pursuant to regulations established by the Canadian Revenue Agency. In Australia, employees and executives must contribute 11.5% of base salary (and may make additional contributions up to an annual capped limit established by the Australia Taxation Office) to a superannuation fund administered by the Government.
Other Perquisites and Personal Benefits
In general, Civeo does not offer any executive perquisites or other personal benefits with an aggregate annual value over $10,000. Some executives are provided paid club memberships, which are used for business purposes.

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Executive Compensation
Procedures for Determining Compensation
Executive Compensation Decision-Making and Approval Process
All executive compensation decisions for NEOs are made on behalf of Civeo solely by the Compensation Committee. Where appropriate, the Compensation Committee engages Mercer to research and make recommendations on issues considered important to executive compensation, as well as to provide the Compensation Committee with insights on evolving compensation trends in relevant industry sectors.
Role of Executive Officers
The Compensation Committee consults our Chief Executive Officer in its determination of compensation matters related to the Company's designated Section 16 officers. The Chief Executive Officer makes recommendations to the Compensation Committee on matters such as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards for all other executive officers. In making his recommendations, the Chief Executive Officer considers such factors as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the Chief Executive Officer’s recommendations under advisement; however, the Compensation Committee makes all final decisions regarding such compensation matters. Our Chief Executive Officer’s compensation is reviewed annually and determined solely by the Compensation Committee, giving due consideration to performance against goals and objectives and other factors the Compensation Committee deems appropriate.
Role of Compensation Consultant
The Compensation Committee engages Mercer as its independent compensation consultant. Subsequent to its initial engagement of Mercer, the Compensation Committee has reviewed and confirmed its selection of Mercer on an annual basis.
Mercer’s role is to advise the Compensation Committee on matters relating to executive compensation and to help guide, develop and implement our executive compensation programs. Mercer reports directly to the Compensation Committee, and any requests management may have of Mercer throughout the course of its engagement must be approved by the Compensation Committee before any work is undertaken. Mercer has performed work for Civeo outside of the scope of its engagement by the Compensation Committee, but the Compensation Committee reviews and approves all such assignments to ensure that the independence of Mercer as its compensation consultant is not compromised. The Compensation Committee conducted a review of its relationship with Mercer in 2024 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest or independence concerns, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NYSE. In making this determination, the Compensation Committee noted that during 2024:
•Mercer did not provide any services to Civeo or management other than services requested by or with the approval of the Compensation Committee;
•Mercer maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;
•Fees paid to Mercer by Civeo during 2024 were less than 1% of Mercer’s total revenue;
•None of the Mercer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);
•None of the Mercer consultants working on matters with us (or any consultants at Mercer) had any business or personal relationship with any of our executive officers; and
•None of the Mercer consultants working on matters with us own our common shares.
Since 2015, the Compensation Committee also annually approved the engagement of Mercer to provide benefits consulting services to Civeo. The decision to engage Mercer for these additional services was recommended by management, but approved by the Compensation Committee. During 2024, fees paid to Mercer in the form of commissions by our Canadian insurer and retirement plan fund manager totaled $32,364 and $14,438, respectively, for benefits consulting services provided to our Canadian operations. During 2024, fees paid to Mercer in the form of commissions by our U.S. insurers and retirement plan administrator totaled $79,472 and $34,419, respectively, for benefits consulting services provided to our U.S. operations. In the opinion of the Compensation Committee, the scale of these fees ($160,693 in the aggregate) does not compromise Mercer’s independence with respect to executive and director compensation advisory services it provides directly to the Compensation Committee. This independence is and will continue to be monitored on an ongoing basis. Fees paid to Mercer for compensation consulting services to the Compensation Committee totaled $115,947 in 2024.

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Executive Compensation
Other Items
Executive and Change of Control Agreements
As of December 31, 2024, Civeo maintained Executive Agreements with Messrs. Dodson, Gerry and McCann. Neither Mr. Fraser nor Mr. Brewer were party to such an agreement as of December 31, 2024, but they have entered into similar agreements since fiscal year-end. These agreements are not considered long-term employment agreements. Our U.S. executives are employed “at will” by Civeo. The agreements provide protection in the event of a qualified termination, which is generally defined as an (i) involuntary termination of the executive officer by Civeo other than for Cause (as defined in each agreement) outside the context of a "Change of Control (as defined in each agreement) or (ii) an involuntary termination of the executive officer by Civeo other than for Cause or a voluntary termination by the executive for Good Reason during a specified period of time after a “Change of Control”. The triggering events were selected due to the executive not having complete control in either of these circumstances. Executives exercise control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.
The Change of Control provisions under both types of agreements are intended to encourage continued employment by Civeo of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single-trigger” arrangements that pay out immediately upon a change of control, Civeo’s agreements require a “double-trigger” (i.e., a change of control along with a qualifying loss of employment). Where a qualified termination occurs during the protection period following a Change of Control, the agreements provide for a lump-sum payment to the executive based on the executive officer's base salary and target annual incentive amount in place on the date of termination. Under the terms of their Executive Agreements, Messrs. Dodson, Gerry and McCann are each entitled to receive a lump-sum payment equal to two times (or 1.5 times for Mr. Gerry) their base salary and target annual incentive amount if a qualified termination occurs during the 18-month (or 24-month for Mr. Dodson) protection period following a Change of Control. Where a qualified termination occurs outside the protection period following a Change of Control, Messrs. Dodson, Gerry and McCann will be entitled to receive a lump-sum payment equal to one year’s base salary and target annual bonus amount as well as other benefits described below.
In addition, the agreements provide that all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units, options and other equity-based awards will vest immediately, and that all restrictions on such awards will lapse upon a qualifying termination during the protection period following a Change of Control and that outstanding options will remain exercisable for a period of 90 days. The executive officer will also be entitled to (A) in the case of Messrs. Dodson and Gerry, health benefits until the earlier of (i) 36 months (in the case of Mr. Dodson) or 18 months in the case of Mr. Gerry and (ii) the date the executive began receiving comparable benefits from a subsequent employer, (B) in the case of Messrs. Dodson and Gerry, vesting of all employer contributions to our 401(k) plan and any deferred compensation plans to the extent not already vested and (C) for each of Messrs. Dodson, Gerry, McCann, outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination (or the date that is 18 months after the date of termination for Mr. Gerry) and (ii) the date the executive accepts subsequent employment. Where a qualified termination occurs outside of the protection period following a Change of Control, (1) Mr. Dodson’s Executive Agreement provides that all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units, options and other equity-based awards will vest immediately, that all restrictions on such awards will lapse and that he will be entitled to health benefits until the earlier of (x) 36 months and (y) the date that Mr. Dodson began receiving comparable benefits from a subsequent employer and (2) Messrs. Gerry's and McCann’s Executive Agreements provide for the full vesting of all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units, options and other equity-based awards to the extent that such equity-based award would have vested over the year following his termination in accordance with their terms and Mr. Gerry will be entitled to health benefits until the earlier of (x) 12 months following termination and (y) the date that Mr. Gerry began receiving comparable benefits from a subsequent employer. The Executive Agreement entered into with Mr. Dodson (which was entered into in 2006 while employed by Oil States International Inc.) entitles Mr. Dodson to be made whole for any excise taxes incurred with respect to severance payments that were in excess of the limits set forth under the Internal Revenue Code. No excise tax gross-up protection is available to any other named executive officer. See “Potential Payments Under Termination or Change of Control” in this proxy statement for additional disclosures of severance and Change of Control payments for NEOs.
Civeo’s Executive Agreements generally have a term of three years and are extended automatically for one additional day on a daily basis, unless notice of non-extension is served by the board of directors. Where notice is served, the agreement will terminate on the third anniversary of the date notice was given. To receive benefits under the Executive Agreement or Change of Control Agreement, the executive officer is required to execute a release of all claims against Civeo.
While Messrs. Fraser and Brewer were not parties to Executive or Change in Control Agreements in fiscal 2024, Mr. Brewer entered into an agreement effective April 2, 2025 and Mr. Fraser entered into an agreement effective April 2, 2025. Mr. Fraser’s Executive Agreement formalized the terms of an offer letter entered into with him in connection with his appointment to the SVP, Canada role and is on terms similar to those of the Executive Agreements of Messrs. Dodson, Gerry and McCann, except that Mr. Fraser’s agreement does not have any specified term. Mr. Brewer’s agreement has terms similar to the Executive Agreements, except that his agreement does not provide for severance payments outside the context of a Change of Control.
With respect to outstanding performance share awards, in the event a Change of Control of Civeo occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of the change of control were the last day of the performance period. In determining the payout percentage, the performance multiplier to be

44

Executive Compensation
applied will be the percentile performance which is attained through the date of Change of Control. Payout of performance share awards will be made following the completion of the performance period subject to the participant’s continued employment through the end of the performance period. Should, however, the participant’s employment be terminated (1) by Civeo without Cause or by the participant for Good Reason (as defined in the Performance Share Award Program) or (2) as a result of the participant’s death or disability, in either case following a Change of Control and prior to the payout of performance share awards, then the participant is entitled to payout of the performance share award under terms provided within the Performance Share Award Program.
In addition, on July 26, 2022, Civeo entered into a retention commitment agreement with Mr. Schoening, which was amended in October 2023 (as amended “Retention Agreement”). The Retention Agreement provided that if Mr. Schoening’s employment with the Company had terminated without Cause (as defined in his Change of Control Agreement) at any time prior to December 31, 2024 (the “Retention Date”), then, subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Schoening would have been eligible to receive certain payment and benefits. Mr. Schoening was not eligible to receive such payments and benefits in connection with his retirement. The Retention Agreement also contemplated his entry into a consulting relationship with the Company to provide part-time advisory and support services.
Mr. Schoening, through his entity Quantev Advisors Ltd., entered into a Consulting Agreement with a subsidiary of the Company effective January 1, 2025, with a term that runs through March 2026. Pursuant to this agreement Mr. Schoening provides transitional support to Mr. Fraser and advice on certain regional strategic matters and corporate organization matters. He receives a monthly fee of CA$16,667 for up to 40 hours of service per month with any additional hours payable at CA$750 per hour. During the consulting period Mr. Schoening’s then outstanding equity awards will continue to vest in accordance with their terms. If Mr. Schoening’s consulting relationship is terminated without cause prior to expiration of the consulting term, his then unvested equity awards will immediately accelerate in full.
For additional information on non-change of control severance payments available under the Executive Agreements as well as additional information on these benefits, see the section entitled “Potential Payments Upon Termination or Change of Control” below.
Accounting Considerations
All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718—Stock Compensation.
Policies and Practices
The following are key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and are best practices in compensation and governance.
Insider Trading and Hedging Policy
Civeo has a Policy on Insider Trading that governs the purchase and sale of, and other transactions in, Civeo securities. We believe this policy and the procedures that Civeo follows are reasonably designed to promote compliance with insider trading laws, rules, and regulations. Among other things, the policy prohibits directors, officers and other employees from trading Civeo’s securities on the basis of or in the possession of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits directors, officers and designated managers from trading in Civeo’s securities without obtaining prior approval from Civeo’s Senior Vice President, Chief Financial Officer and Treasurer. Furthermore, the policy notes that hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Directors, officers and employees are prohibited from entering into any hedging transactions involving Civeo securities. Directors, officers, and employees are also prohibited from engaging in short sales or trading in options or other derivative securities related to and pledging or margining Civeo securities. The Policy on Insider Trading was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 27, 2025.
Equity Grant Practices
The Compensation Committee generally approves the target value of annual equity awards for Civeo’s executive officers, including each of the NEOs, at its meeting in February of each year, with a grant date to be effective shortly after the filing of the Company's Annual Report on Form 10-K for the prior fiscal year. Additionally, awards to non-executive employees are typically presented to the Compensation committee at this same meeting and granted at the same period described above. In special circumstances, including the hiring or promotion of an individual or where the Compensation Committee determines it is in Civeo’s best interest, the Compensation Committee may approve grants to be effective at other times. The Company may change its equity grant practices in the future. Civeo did not grant any stock option awards in 2024. Civeo does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

2025 Proxy Statement	45

Executive Compensation
Clawback Policy
Under Civeo’s clawback policy, in the event that Civeo is required to prepare an accounting restatement due to Civeo’s material non-compliance with any financial reporting requirement under the federal securities laws, Civeo will, subject to limited exceptions, recover the amount of any applicable incentive-based compensation received by an executive covered by the policy during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The clawback policy is intended to comply with, and will be administered and interpreted consistent with the requirements of Exchange Act Rule 10D-1 and applicable NYSE listing standards.
Executive Share Ownership Requirements
Civeo has established executive share ownership requirements to further align the interests of key executives with those of its shareholders. Our Executive Share Ownership Guidelines require our executives to attain ownership of shares equal in value to an amount calculated based on a multiple of the executive’s base salary, as set forth below:

Chief Executive Officer
Other Named Executive Officers
Other Section 16 Officers
Executives who are covered by these guidelines have five years to reach their respective share ownership levels. On an annual basis, the Compensation Committee monitors compliance with these guidelines. As of March 17, 2025, all current executive officers were in compliance with the guidelines as demonstrated in the chart below.

	Ownership in Shares		Compliance Y/N
Executives	Target Ownership	Current Holdings
Bradley J. Dodson	195,618	437,744	Yes
E. Collin Gerry	28,755	31,811	Yes
Andrew S. Fraser	27,468	—	Yes	*
Peter L. McCann	34,413	86,268	Yes
*Within grace period for compliance
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Civeo’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Martin A. Lambert, Chair
Constance B. Moore
Michael Montelongo

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Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth certain information regarding the compensation of our NEOs for the fiscal years shown below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Bradley J. Dodson President and Chief Executive Officer	2024	750,000		2,559,331	558,000	19,997	$3,887,328
	2023	750,000	1,256,251	2,811,698	1,474,995	18,918	6,311,862
	2022	750,000	—	2,839,301	1,110,600	17,884	4,717,785

E. Collin Gerry Senior Vice President, Chief Financial Officer and Treasurer	2024	329,721	—	576,235	119,368	357,157	1,382,481

Andrew S. Fraser (2) Senior Vice President, Canada	2024	131,699	—	549,003	51,874	6,108	738,684
Peter L. McCann (1) Senior Vice President, Australia	2024	313,358		498,428	269,058	18,911	1,099,755
	2023	299,070	178,133	437,718	358,060	18,210	1,291,191
	2022	312,615	—	501,764	294,601	16,972	1,125,952

Barclay H. Brewer Vice President, Chief Accounting Officer	2024	302,704	—	282,887	135,127	19,010	739,728

Allan D. Schoening (2) Former Senior Vice President, Canada	2024	372,351		568,326	187,123	167,473	1,295,273
	2023	377,961	268,079	637,030	522,795	42,054	1,847,919
	2022	392,139	—	685,239	480,480	43,508	1,601,366

Carolyn J. Stone (3) Former Senior Vice President, Chief Financial Officer and Treasurer	2024	91,538		—	—	1,204,669	1,296,207
	2023	425,000	255,000	808,543	585,081	18,902	2,092,526
	2022	416,173	—	816,477	461,388	17,521	1,711,559
(1)Compensation reported for Mr. McCann, other than share awards, was paid in Australian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Australian dollar average exchange rate for 2024, 2023, and 2022 was $0.6597, $0.6646, and $0.6947 respectively.
(2)Compensation reported for Messrs. Fraser and Schoening, other than share awards, was paid in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Canadian dollar average exchange rate for 2024, 2023 and 2022 was $0.7301, $0.7411 and $0.7689 respectively.
(3)Ms. Stone’s employment was terminated without cause on March 4, 2024, and she was succeeded by Mr. Brewer who served as Interim Chief Financial Officer until August 1, 2024.
(4)This column reflects the aggregate grant date fair value of performance shares and phantom share units, as applicable, granted in each year shown computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that Civeo expects to expense in its financial statements over the award’s vesting schedule and, for performance share awards, is based on the probable outcome of the applicable performance conditions, and does not necessarily correspond to the actual value that will be recognized by the NEOs. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Civeo’s future accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. See Note 18 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these awards. If the maximum performance level were achieved for the performance shares included in this column, the following amounts, including phantom share units, would have been included for Messrs. Dodson, Gerry, McCann, Brewer respectively in 2024, $4,020,030, $738,353, $782,896, and $350,978. Messrs. Fraser and Schoening were not granted any performance shares in 2024, and Ms. Stone was not granted any stock awards in 2024.
(5)Amounts for “Non-Equity Incentive Plan Compensation” were earned for the applicable fiscal year pursuant to Civeo’s AICP and were paid to each of the NEOs, as applicable, in 2025, 2024 and 2023, respectively. For a description of Civeo’s AICP, see “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan.”
(6) The amounts shown in the “All Other Compensation” column reflect the following for each NEO for 2024:

2025 Proxy Statement	47

Executive Compensation

Name	Year	Retirement Plan Match ($)(a)	Non-Registered Savings Plan Match ($)(b)	Life Insurance Benefits ($)(c)	Separation Payment ($)(d)	Vacation Payout ($)(e)	Taxes Paid ($)(f)	Total ($)
Bradley J. Dodson	2024	$17,250	$—	$2,747	$—	$—	$—	$19,997
E. Collin Gerry	2024	$18,324	$—	$1,510	$—	$—	$337,323	$357,157
Andrew S. Fraser	2024	$6,108	$—	$—	$—	$—	$—	$6,108
Peter L. McCann	2024	$18,911	$—	$—	$—	$—	$—	$18,911
Barclay H. Brewer	2024	$17,319	$—	$1,691	$—	$—	$—	$19,010
Allan D. Schoening	2024	$11,860	$38,371	$—	$—	$117,242	$—	$167,473
Carolyn J. Stone	2024	$17,250	$—	$554	$1,170,519	$16,346	$—	$1,204,669
(a)Represents the matching contributions allocated by Civeo, as applicable, to Messrs. Dodson, Gerry, Fraser, Brewer and Schoening and Ms. Stone pursuant to the 401(k) Retirement Plan and Canadian Retirement Plan, as more fully described in “Compensation Discussion and Analysis Compensation Program Components—Retirement Plans” and “—Deferred Compensation Plan,” included herein. For Mr. McCann, represents a contribution to his Australian Superannuation fund as required by Australian law.
(b)Represents contributions made to our Canadian Non-Registered Savings Plan in excess of contribution limits applicable to the Canadian Retirement Plan under the Canadian Tax Act.
(c)Represents Company-paid premiums for life insurance benefits.
(d)Represents payments and benefits in connection with Ms. Stone's termination of employment. For more information on Ms. Stone’s payments and benefits in connection with her departure, see “Agreements with Former Executives.”
(e)Represents a payout for accrued and unused vacation to Mr. Schoening and Ms. Stone in connection with his retirement from the Company and her termination of employment.
(f)Represents Canadian tax equalization payments made in 2024 in respect of the officer’s previous international assignment.

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Executive Compensation
Grants of Plan Based Awards for 2024
The following table provides information about equity and non-equity awards granted to our NEOs in 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley J.	AICP		$—	$750,000	$1,500,000
Dodson	Performance Shares	3/2/2024				22,510	64,314	128,628		$1,554,341
	Phantom Units	3/2/2024							42,875	$1,004,990
E. Collin	AICP		$—	$228,000	$456,000
Gerry	Performance Shares	3/2/2024				2,498	7,138	14,276		$172,511
	Phantom Units	3/2/2024							13,256	$310,721
	Phantom Units	6/10/2024							3,821	$93,003
Andrew S. Fraser	AICP		$—	$255,535	$511,070
	Phantom Units	8/19/2024							19,971	$549,003
Peter L.	AICP		$—	$230,895	$461,790
McCann(5)	Performance Shares	3/2/2024				4,384	12,525	25,050		$302,704
	Phantom Units	3/2/2024							8,350	$195,724
Barclay H.	AICP		$—	$168,000	$336,000
Brewer	Performance Shares	3/2/2024				1,049	2,998	5,996		$72,455
	Phantom Units	3/2/2024							5,565	$130,444
	Phantom Units	6/11/2024							3,289	$79,988
Allan D.	AICP		$—	$260,646	$521,292
Schoening(6)	Phantom Units	3/2/2024							24,246	$568,326
Carolyn J. Stone(7)	AICP		$—	$297,500	$595,000
(1)The amounts shown in the columns “Target” and “Maximum” reflect the target and maximum levels of bonus payable under the AICP (see discussion in “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan”), which is based on an executive’s base salary paid during the year multiplied by the executive’s applicable bonus percentage for that level. The base salary used in this table is the base salary in effect as of December 31, 2024; however, actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. Performance results at or below the threshold level percentage of performance targets established under the AICP will result in no payments being made under the AICP.
(2)The amounts shown in the “Threshold”, “Target” and “Maximum” columns reflect the potential number of shares that may be earned pursuant to 2024 grants under our Performance Share Award Program based on achievement of performance goals with respect to our relative TSR and growth in EBITDA over the applicable three-year performance period (see discussion in “Compensation Discussion and Analysis - Compensation Program Components-Performance Share Award Programs”). Earned shares will vest in full on the third anniversary of the grant date.
(3)Amounts included in the “All Other Stock Awards” column reflect phantom unit awards that vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date.
(4)This column shows the full grant date fair value of performance share awards (at target performance, which was the probable outcome of the performance conditions as of the grant date) and phantom unit awards computed under FASB ASC Topic 718—Stock Compensation and granted to the NEOs during 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Generally, the full grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. See Note 18 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024 for additional detail regarding assumptions underlying the value of these awards.
(5)Mr. McCann’s AICP award amounts were paid in Australian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2024 of $0.6597 U.S. dollar per Australian dollar.
(6)Mr. Schoening’s and Mr. Fraser's AICP award amounts were paid in Canadian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2024 of $0.7301 U.S. dollar per Canadian dollar.
(7)Ms. Stone's termination resulted in forfeiture of any AICP payout and no grant of phantom share units and performance share awards were granted to her in 2024.

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Executive Compensation
Outstanding Equity Awards at 2024 Fiscal Year End
The following table provides information on the holdings of share awards by our NEOs as of December 31, 2024. Upon her termination, Carolyn Stone forfeited her equity awards and is not included in the table below. The NEOs do not have any outstanding options, and Civeo has not issued any options since we spun off from Oil States International in 2014 and became a publicly traded company. The market value of the share awards is based on the closing market price of Civeo’s common shares as of December 31, 2024, which was $22.72.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Bradley J. Dodson	19,060	(1)	$433,043
	26,973	(3)	$612,827
	42,875	(5)	$974,120
				57,181	(2)	$1,299,152
				40,459	(4)	$919,228
				64,314	(6)	$1,461,214

E. Collin Gerry	4,981	(1)	$113,168
	7,402	(3)	$168,173
	13,256	(5)	$301,176
	3,821	(7)	$86,813
				4,982	(2)	$113,191
				3,701	(4)	$84,087
				7,138	(6)	$162,175

Andrew S. Fraser	19,971	(8)	$453,741

Peter L. McCann	3,369	(1)	$76,544
	4,199	(3)	$95,401
	8,350	(5)	$189,712
				10,105	(2)	$229,586
				6,299	(4)	$143,113
				12,525	(6)	$284,568

Allan D. Schoening	4,600	(1)	$104,512
	6,111	(3)	$138,842
	24,246	(5)	$550,869
				13,800	(2)	$313,536
				9,167	(4)	$208,274

Barclay H. Brewer	2,110	(1)	$47,939
	3,116	(3)	$70,796
	5,565	(5)	$126,437
	3,289	(7)	$74,726
				2,110	(2)	$47,939
				1,558	(4)	$35,398
				2,998	(6)	$68,115
(1)Phantom share units award of February 25, 2022 that vests at the rate of 33.33% per year, with vesting dates of February 25, 2023, February 25, 2024 and February 25, 2025.

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Executive Compensation
(2)Performance share award of February 25, 2022 that vested on February 25, 2025, which is reported assuming target level achievement of the relative TSR performance metric and the cumulative cash flows provided by operating activities performance hurdle
(3)Phantom share units award of February 23, 2023 that vests at the rate of 33.33% per year, with vesting dates of February 23, 2024, February 23, 2025 and February 23, 2026.
(4)Performance share award of February 23, 2023 that vests on February 23, 2026, which is reported assuming target level achievement of the relative TSR performance metric and the cumulative cash flows provided by operating activities performance hurdle.
(5)Phantom share units award of March 2, 2024 that vests at the rate of 33.33% per year, with vesting dates of March 2, 2025, March 2, 2026 and March 2, 2027.
(6)Performance share award of March 2, 2024 that vests on March 2, 2027, which is reported assuming target level achievement of the relative TSR performance metric and the three-year growth in EBITDA performance hurdle.
(7)Phantom share units award of June 10, 2024 grant to Mr. Gerry and June 11, 2024 granted to Mr. Brewer, in each case that vests on March 2, 2025, March 2, 2026 and March 2, 2027.
(8)Phantom share units award of August 19, 2024 that vests at the rate of 33.33% per year, with vesting dates of August 19, 2025, August 19, 2026 and August 19, 2027.

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Executive Compensation
Stock Vested
The following table provides information for our NEOs for the period from January 1, 2024 to December 31, 2024 regarding the number of our common shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. No NEOs have any options outstanding or have exercised any options in the fiscal year. Reported values for the stock awards were calculated based on the number of stock awards vesting multiplied by the closing share price on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bradley J. Dodson	115,239	$2,590,450
E. Collin Gerry	19,253	$432,430
Andrew S. Fraser	—	$—
Peter L. McCann	20,082	$451,444
Barclay H. Brewer	8,146	$182,963
Allan D. Schoening	27,613	$620,727
Carolyn J. Stone	28,120	$631,952
Non-Qualified Deferred Compensation
Civeo maintains a non-qualified defined contribution style of plan in Canada in which Mr. Schoening is a participant. The investment alternatives available under such Canadian non-qualified deferred compensation plan during 2024 were the same mutual funds available to all employees under the Canadian non-qualified deferred compensation plan. Selection of these funds are at the discretion of the executive. Payout terms, withdrawals and other distributions are made at the discretion of the executive subject to corresponding plan terms and conditions.
Detailed below is 2024 activity with respect to the Canadian non-qualified Deferred Compensation Plan for Mr. Schoening. All amounts listed below for Mr. Schoening have been converted to U.S. dollars using an exchange rate of $0.7301. Messrs. Dodson, Gerry, Fraser, McCann and Brewer and Ms. Stone did not participate in this plan or any other non-qualified deferred compensation plan during 2024.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)(4)
Allan D. Schoening	$48,757	$38,371	$127,179	—	$681,885

(1)All contribution amounts for the last fiscal year reported in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2024.
(2)The amount reported for in this column is also included in the “All Other Compensation” column of the Summary Compensation Table for 2024.
(3)This column represents net unrealized appreciation, loss, dividends and distributions for Mr. Schoening for mutual fund investments for 2024 associated with investments held in the Canadian non-qualified deferred compensation plan and is not reported in the Summary Compensation Table as such amount is not above-market.
(4)$358,028 of the aggregate balance was reported for Mr. Schoening previously as compensation in our “Summary Compensation Table” in prior years’ proxy statements.

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Executive Compensation
Potential Payments upon Termination or Change of Control
Executive Agreements
The table below reflects the amount of compensation that would have been payable to Messrs. Dodson, Gerry, and McCann pursuant to their Executive Agreements in the event of a qualified termination on December 31, 2024, which is defined as (i) an involuntary termination of the executive officer by Civeo other than for Cause (or resignation for Good Reason, with respect to Mr. Gerry) outside the context of a Change in Control or (ii) either an involuntary termination other than for Cause or a voluntary termination by the executive for Good Reason, in each case, during a specified period of time after a “Change of Control” of Civeo. The table below also reflects the amount of compensation that would have been payable to Mr. Fraser under the terms of his offer letter as in effect on December 31, 2024 and to Mr. Brewer under his equity award agreements. The scope and terms of compensation due to each named executive officer upon non-change of control voluntary terminations, early retirement, retirement, for Cause termination and in the event of disability or death of the executive are the same as for all salaried employees.
The amounts shown in the table assume that such qualified termination was effective as of December 31, 2024 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from Civeo. For a discussion of the terms of the Executive Agreements, see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.”
For purposes of the Executive Agreements, Cause generally includes conviction of or plea of nolo contendere to a felony, dishonesty or breach of trust, commission of any act of theft, embezzlement or fraud regardless of criminal conviction, continued failure to devote substantially all of the executive’s business time to our affairs or unauthorized disclosure of our confidential information. Good Reason generally includes material reduction in the executive’s authorities, duties or responsibilities, material reduction in the executive’s compensation and benefits, failure of a successor to assume the agreement or a relocation of the executive’s principal place of employment more than 50 miles from its previous location.
“Change of Control” includes (i) any person acquiring beneficial ownership of 35% or more of the combined voting power of our capital stock, (ii) turnover of a majority of the board of directors unless such turnover is approved by incumbent directors, (iii) any merger unless our shareholders own at least 50% of the combined voting power of the surviving parent company’s capital stock following the merger, (iv) shareholder approval of a complete liquidation or (v) sale of all or substantially all of our assets.
Equity Awards
Civeo phantom unit awards provide that such awards become fully vested on the termination of an employee’s employment due to the employee's death or a disability that entitles the employee to receive benefits under a long-term disability plan of Civeo. All outstanding awards would fully vest following a Change of Control where such awards are not assumed or converted following the Change of Control. Civeo’s performance share awards provide that in the event a Change of Control occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of Change of Control is the last day of the performance period. Payout of performance awards will be made following the completion of the performance period subject to the executive’s continued employment through the end of the performance period. Should, however, the executive’s employment be terminated (1) by Civeo without Cause (as defined above) or by the executive for Good Reason (as defined above) or (2) as a result of the executive’s death or disability, in either case following a Change of Control (as defined above) and prior to the payout of performance share awards, the executive is entitled to payout of the performance share awards under the terms provided within the Performance Share Award Program.
Agreements with Former Executives
As previously announced, the Company terminated Ms. Stone’s employment without cause effective March 4, 2024. In connection with her termination of employment, Ms. Stone and the Company entered into a Separation, Waiver and Release Agreement (the “Stone Separation Agreement”) pursuant to which she received: (i) a lump sum cash severance payment of $690,467; (ii) payments equal to $37,351 in aggregate to reimburse Ms. Stone for the difference between (a) the amount paid by Ms. Stone for continued medical and dental coverage for herself and her dependents under COBRA, for up to 12 months following the Separation Date; and (b) the contribution amounts paid by active employees for such medical and dental coverage, with such reimbursements to be provided to Ms. Stone by the Company in two lump sum payments within 30 days following September 4, 2024 and March 4, 2025; (iii) outplacement services at an aggregate cost of $20,000; (iv) a supplemental lump sum cash payment of $423,650, in recognition of the value of certain outstanding phantom share units and performance share awards that were forfeited upon her termination and (v) a payment for unused vacation in accordance with Company policy of $16,346. The Separation Agreement also includes a general release of claims in favor of the Company and confidentiality, non-solicitation and non-disparagement covenants. Ms. Stone forfeited all outstanding, unvested equity awards upon her termination.
In connection with Mr. Schoening’s retirement on December 31, 2024, he received a payout of his accrued and unused vacation days in accordance with Company policy valued at $117,242, converted using an exchange rate of $0.7301. He also entered into the Consulting Agreement described above under “Executive and Change of Control Agreements.” As compensation for his consulting service, Mr. Schoening receives a monthly fee of $12,169, converted using an exchange rate of $0.7301 and his

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Executive Compensation
outstanding equity awards continue to vest in accordance with their terms. Mr. Schoening was not eligible for, and did not receive, any severance or termination payments in connection with his retirement.

Quantification of Payments
Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination of the named executive officer by Civeo (or voluntary resignation for Good Reason by Mr. Gerry) on December 31, 2024, other than during the applicable protection period following a Change of Control ("NFC" in table below), (ii) involuntary not for Cause termination or termination by the named executive officer for Good Reason, in either case, during the 24-month period (for Mr. Dodson) or 18-month period (in the case of Messrs. Gerry and McCann) following a Change of Control, occurring as of December 31, 2024 ("CIC" in the table below), or (iii) termination as a result of death, disability, or qualifying retirement on December 31, 2024, ("DDR" in the table below). As of December 31, 2024, only Mr. McCann was retirement eligible. None of Mr. Dodson’s potential payments as of December 31, 2024 would trigger a gross-up payment for excise taxes that would be reimbursed under his Executive Agreement. See “Agreements with Former Executives” above for information on the actual amounts paid or provided to Mr. Schoening and Ms. Stone in connection with their respective terminations.

	Bradley J. Dodson				E. Collin Gerry
	NFC		CIC	DDR	NFC	CIC	DDR
Benefits and Payments due on Separation
Compensation
Cash Severance		$1,500,000	$3,000,000	—	$608,000	$912,000	—
Stock Awards(1)		$5,699,585	$5,699,585	$5,699,585	$439,465	$1,028,784	$1,028,784
Benefits & Perquisites
Health & Welfare Benefits(2)		$86,327	$129,490	—	$42,623	$63,934	—
Outplacement Assistance(3)		—	$112,500	—	—	$57,000	—
Tax Gross-Up		—	—	—	—	—	—
Total		$7,285,912	$8,941,575	$5,699,585	$1,090,088	$2,061,718	$1,028,784

	Andrew S. Fraser				Peter L. McCann(4)
		NFC	CIC	DDR	NFC	CIC	DDR
Compensation
Cash Severance		$620,585	$620,585		$560,745	$1,121,490	—
Stock Awards(1)		$151,247	$453,741	$453,741	$417,067	$1,018,924	$1,018,924
Benefits & Perquisites
Health & Welfare Benefits(2)		—	—	—	—	—	—
Outplacement Assistance(3)		—	—	—	—	$49,478	—
Tax Gross-Up		—	—	—	—	—	—
Total		$771,832	$1,074,326	$453,741	$977,812	$2,189,892	$1,018,924

	Barclay H. Brewer
		NFC	CIC	DDR
Compensation
Cash Severance		$—	$—	—
Stock Awards(1)	$		$471,349	$471,349
Benefits & Perquisites
Health & Welfare Benefits(2)		—	—
Outplacement Assistance(3)
Tax Gross-Up
Total		$—	$471,349	$471,349
(1)Reflects the value of unvested phantom units and performance share awards as of December 31, 2024 that would be accelerated as a result of the separation event based on Civeo’s share price of $22.72, which was the closing market price of Civeo’s common shares on December 31, 2024. For performance shares, the payout is assumed at target level. In addition, the amounts reported in the “Stock Awards” row would be realized by the NEOs in the event of the occurrence of a Change of Control (even without the occurrence of a qualified termination if the awards are not assumed by the successor in the Change of Control transaction) or upon the NEO’s death or disability, in each case, occurring on December 31, 2024. The treatment of Performance Share Awards during a Change of Control is described more fully under “Compensation Program Components—Other Items - - Executive and Change of Control Agreements".
(2)Reflects the estimated lump-sum present value of all future premiums which would be paid on behalf of the NEO under Civeo’s health and welfare benefit plans for the applicable continuation period specified in the applicable Executive or Change of Control Agreement or Retention Agreement.

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Executive Compensation
(3)Reflects the maximum amount of outplacement assistance that would be provided for the NEO pursuant to the applicable Executive Agreement or Change of Control Agreement.
(4)Cash Severance Amounts and Outplacement Assistance for Mr. McCann would be paid in Australian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2024 of $0.6597.
Pay Ratio Disclosure
The 2024 annual total compensation of our median compensated employee was $54,733. Mr. Dodson’s 2024 annual total compensation was $3,887,328 and the ratio of these two amounts was 71:1.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. We identified the median-compensated employee from our employee population as of December 31, 2024 using base salary or wages and overtime paid during fiscal 2024, which we annualized for any permanent employee who was not employed for the entire year. We calculated the 2024 annual total compensation of the median-compensated employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The 2024 annual total compensation of Mr. Dodson is the amount reported in the “Total” column of the Summary Compensation Table for 2024.

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Executive Compensation
Pay Versus Performance Disclosure
Pay Versus Performance Table
As discussed in the Compensation Discussion and Analysis above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs' realized compensation to the achievement of our financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for each of 2020 through 2024.

	Summary Compensation Table Total for Mr. Dodson	Compensation Actually Paid to Mr. Dodson (1)	Average Summary Compensation Table Total for other NEOs	Average Compensation Actually Paid to other NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Financial Performance Measures ($'s in thousands):
Year					Total Shareholder Return (2)	Peer Group(3) Total Shareholder Return	Net income	Adjusted EBITDA (4)
2024	$3,887,328	$3,275,141	$1,092,021	$893,890	$156	$102	$(17,067)	$79,937
2023	$6,311,862	$2,111,457	$1,743,879	$799,567	$151	$115	$30,157	$102,034
2022	$4,717,785	$7,588,418	$1,479,626	$2,103,054	$201	$113	$3,997	$112,769
2021	$5,058,691	$5,758,550	$1,419,852	$1,553,294	$124	$70	$1,350	$109,140
2020	$2,970,075	$3,119,918	$902,522	$948,035	$90	$58	$(134,250)	$108,142
(1)Amounts represent compensation “actually paid” to our Principal Executive Officer ("PEO"), Mr. Dodson, and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described for 2024 below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	other NEOs
2024	Bradley J. Dodson	Barclay H. Brewer, Andrew S. Fraser, E. Collin Gerry, Peter L. McCann, Allan D. Schoening and Carolyn J. Stone
2023	Bradley J. Dodson	Peter L. McCann, Allan D. Schoening and Carolyn J. Stone
2022	Bradley J. Dodson	Peter L. McCann, Allan D. Schoening and Carolyn J. Stone
2021	Bradley J. Dodson	Peter L. McCann, Allan D. Schoening and Carolyn J. Stone
2020	Bradley J. Dodson	Peter L. McCann, Allan D. Schoening and Carolyn J. Stone
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year adjusted in accordance with SEC rules, as set forth for 2024 in the table below. The dollar amounts shown do not reflect the value of compensation actually received by our NEOs during the applicable year. Instead, the dollar amounts include the values (or changes in value) of unvested and vested equity awards during the applicable year based on year-end share prices, vesting date share prices, various accounting valuation assumptions and projected performance related to our performance-based shares. "Compensation actually paid", determined in accordance with SEC rules, will generally fluctuate due to share price achievement and varying levels of projected and actual achievement of performance goals applicable to our performance-based shares. For a discussion of how our Compensation Committee assesses performance and our NEOs' pay each year, please see the Compensation Discussion and Analysis in the annual proxy statement for each of 2021 through 2025.

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Executive Compensation

		PEO	Average of other NEOs
		2024	2024
Summary Compensation Table Total		$3,887,328	$1,092,021
Grant Date Fair Value of Stock Awards Granted in Fiscal Year Reported in Summary Compensation Table	minus	$(2,559,331)	$(412,480)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	plus / (minus)	$2,133,573	$365,335
Change in Fair Value from Prior Fiscal Year-End to Current Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	plus / (minus)	$(170,516)	$(23,289)
Change in Fair Value from Prior Fiscal Year-End to Vesting Date of Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	plus / (minus)	$(582)	$(1,112)
Fair Value at Prior Fiscal Year-End of Stock Awards Granted in Prior Years that were Forfeited During Fiscal Year	plus / (minus)	$(42,179)	$(131,261)
Value of Dividends or Other Earnings Paid on Stock Awards in Fiscal Year Not Otherwise Included in Summary Compensation Table	plus / (minus)	$26,848	$4,676
Compensation Actually Paid	equals	$3,275,141	$893,890

Adjustments for stock options are not included as the NEOs do not have any outstanding options, and Civeo has not issued any options since it became an independent, publicly traded company in 2014. Adjustments for pension plans are not included as the Company does not offer a pension plan for which the NEOs are eligible.
(2)TSR represents cumulative TSR on an initial base investment of $100 for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2020, 2021, 2022, 2023 and 2024.
(3)For each relevant fiscal year, represents the cumulative TSR (the "Peer Group TSR") of the PHLX Oil Service Sector Index.
(4)Adjusted EBITDA is a non-GAAP measure. Please see Appendix A for further information including a reconciliation of Adjusted EBITDA to the most comparable GAAP measure.
Relationship Graphs
The following provides a graphical depiction of the relationships between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, and our cumulative TSR and Peer Group TSR, for each of the five years in the period ended December 31, 2024. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

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Executive Compensation
The following charts compare each of our key financial results for the last five fiscal years to compensation actually paid to our PEO and, on average, to our other NEOs for each of the five fiscal years in the period ended December 31, 2024.

58

Executive Compensation
Tabular Disclosure
The following list includes the most important financial and non-financial measures used to link executive compensation and Civeo's performance during the fiscal year ended December 31, 2024.
•AICP EBITDA
•Cash flows provided by operating activities
•Relative TSR
•Safety - TRIR

2025 Proxy Statement	59

Audit Matters

PROPOSAL 3 Ratification of Auditors

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed E&Y to audit the consolidated financial statements of Civeo for the year ending December 31, 2025 and the internal control over financial reporting of Civeo at December 31, 2025. E&Y has audited Civeo’s, or its predecessor’s, as applicable, consolidated financial statements beginning with the year ended December 31, 2010 through the year ended December 31, 2024. Our board of directors is asking shareholders to ratify the appointment of E&Y as Civeo’s auditors for the year ending December 31, 2025 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2025. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm for 2026. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.
Representatives of E&Y are expected to be present at the annual general meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of E&Y will also be available to answer appropriate questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the financial statements in the Annual Report on Form 10-K filed with the SEC on February 27, 2025.
The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and E&Y’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select Civeo’s lead audit partner pursuant to this rotation policy following meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management. The members of the Audit Committee believe that the continued retention of E&Y to serve as Civeo’s independent registered public accounting firm is in the best interests of Civeo and its shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of E&Y as Civeo’s independent registered public accounting firm for the year ending December 31, 2025 and until the next annual general meeting of shareholders and the authorization of the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2025. The persons named in the accompanying proxy intend to vote such proxy in favor of this proposal, unless authority to vote for this proposal is withheld.

Audit Fee Disclosure
The following table shows the aggregate fees billed by and paid to E&Y for 2024 and 2023 (in thousands):

	2024	2023
Audit Fees	$1,928	$1,874
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5	5
Total	$1,933	$1,879

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Audit Matters
Audit Fees
Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services and the standards of the Public Company Accounting Oversight Board (the “PCAOB”).
Audit-Related Fees
Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions, accounting consultations and audits in connection with acquisitions and internal control reviews.
Tax Fees
Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.
All Other Fees
All other fees include fees for access to an accounting research tool.
Pre-Approval Policy
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for Civeo by the independent auditors so that the provision of such services does not impair the independent auditor’s independence. The Audit Committee adopted the Audit Committee Pre-Approval Policy, effective as of May 5, 2014, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Chief Accounting Officer. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors. All services rendered by E&Y in 2024 and 2023 were pre-approved in accordance with our pre-approval policy. None of the services related to the All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. Civeo has a policy that the hiring of any alumni of Civeo’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Chief Accounting Officer to encourage compliance with independence regulations.
Audit Committee Report
The board of directors appointed the undersigned independent directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Responsibilities of the Audit Committee include overseeing the integrity of Civeo's financial statements and effectiveness of internal control over financial reporting, as well as overseeing risks related to the financial reporting process, regulatory compliance, litigation and cybersecurity, among other things. Each year, the Audit Committee reviews the charter and reports to the board of directors on its adequacy in light of applicable NYSE rules. In addition, Civeo furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial expertise of the Audit Committee members and the adequacy of the committee charter.

2025 Proxy Statement	61

Audit Matters
During 2024, and earlier in 2025 in preparation for the filing with the SEC of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2024, the Audit Committee:
•reviewed and discussed with management and E&Y (1) the audited annual financial statements and quarterly financial statements, (2) related periodic reports filed with the SEC and (3) quarterly earnings press releases;
•reviewed the overall scope and plans for the audit and the results of E&Y’s examinations;
•met with management periodically during the year to consider the adequacy of Civeo’s internal controls, including Civeo’s internal control over financial reporting and the quality of its financial reporting, and discussed these matters with E&Y and with appropriate Company financial and compliance personnel;
•discussed with Civeo’s senior management and E&Y the process used for Civeo’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;
•received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence;
•reviewed and discussed with E&Y (1) their judgments as to the quality (and not just the acceptability) of Civeo’s accounting policies, (2) the written communication required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, (4) the matters required to be discussed by the PCAOB and the SEC, and (5) any issues deemed significant by E&Y, including critical audit matters addressed during the audit;
•based on these reviews and discussions, as well as private discussions with E&Y and Civeo’s internal auditor, recommended to the board of directors the inclusion of the audited financial statements of Civeo and its subsidiaries in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC; and
•determined that the non-audit services provided to Civeo by E&Y (discussed above under the "Audit Fee Disclosure"), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under the Pre-Approval Policy.
Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that Civeo’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for Civeo’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of Civeo or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that Civeo’s internal control over financial reporting was effective as of December 31, 2024 and on the representations of the independent auditors included in their report on Civeo’s financial statements.
The Audit Committee met regularly with management, E&Y and the internal auditors, including private discussions with E&Y and Civeo’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by Civeo regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Civeo’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and E&Y do not assure that Civeo’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of Civeo’s financial statements has been carried out in accordance with generally accepted auditing standards.
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Civeo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Respectfully submitted,
Constance B. Moore, Chair
C. Ronald Blankenship
Jay K. Grewal
Charles Szalkowski

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Audit Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Civeo’s officers, directors and persons who own more than 10% of Civeo’s outstanding common shares (collectively, “Section 16 Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Civeo’s common shares and other equity securities. Section 16 Reporting Persons are required by SEC regulations to furnish Civeo with copies of all Section 16(a) reports they file.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that, during fiscal year ended December 31, 2024, all filing requirements applicable to directors and executive officers have been complied with in a timely manner, except that Barclay Brewer filed one Form 4 late with respect to an additional grant of phantom shares tied to his promotion to Chief Accounting Officer and Andrew Fraser filed one Form 4 late with respect to a grant of phantom shares tied to his appointment as President of Canada. The phantom shares are payable in cash.

2025 Proxy Statement	63

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth information known to Civeo with respect to the beneficial ownership of Civeo’s shares as of March 17, 2025 by:
•each shareholder known by Civeo to own more than 5% of Civeo’s outstanding shares;
•each of Civeo’s current directors;
•each of Civeo’s named executive officers; and
•all of Civeo’s current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unvested performance awards for Civeo's executive officers are not included in this table.
To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Common Shares	Percentage(2)
Horizon Kinetics Asset Management LLC(3) 470 Park Avenue South, 4th Floor South New York, NY 10016	3,064,019	22.6%
Engine Capital LP(4) 1345 6th Ave, 33rd Floor New York, NY 10105	1,279,056	9.4%
The TCW Group Inc(5) 515 South Flower Street Los Angeles, CA 90071	744,535	5.5%
Richard A. Navarre	58,635	*
Bradley J. Dodson	249,932	1.8%
Collin Gerry	2,132	*
Andrew Fraser	—	*
Peter L. McCann	51,981	*
Barclay H. Brewer	9,115	*
Carolyn J. Stone	42,749	*
Allan Schoening	16,146	*
C. Ronald Blankenship	44,801	*
Jay K. Grewal	21,487	*
Martin A. Lambert	60,157	*
Michael Montelongo	21,487	*
Constance B. Moore	40,338	*
Charles Szalkowski	44,842	*
Timothy O. Wall	36,859	*
All current directors and executive officers as a group (13 persons)	641,766	4.7%
*Less than one percent.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4400, Houston, Texas 77002.
(2)Based on total shares outstanding of 13,549,417 as of March 17, 2025 and the number of shares that could be issued upon the exercise of outstanding options held by a person that are currently exercisable.
(3)Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 13, 2025, as of December 31, 2024, Horizon Kinetics Asset Management LLC has beneficial ownership of 3,064,019 shares and sole voting and dispositive power over those shares.

64

(4)Based on a Schedule 13D/A filed pursuant to the Exchange Act on March 6, 2025, as of March 4, 2025, filed by Engine Capital, L.P. ("Engine Capital"); Engine Jet Capital, L.P. ("Engine Jet"); Engine Lift Capital, LP ("Engine Lift"); Engine Capital Management, LP ("Engine Management"); Engine Capital Management GP, LLC ("Engine GP"); Engine Investments, LLC ("Engine Investments"); Engine Investments II, LLC ("Engine Investments II"); and Arnaud Ajdler. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Lift, may be deemed to have beneficial ownership of 1,279,056 shares owned in the aggregate by Engine Capital, Engine Jet and Engine Lift and sole voting and dispositive power of those shares. Engine GP, as the general partner of Engine Management, may be deemed to have beneficial ownership of 1,279,056 shares owned in the aggregate by Engine Capital, Engine Jet and Engine Lift and sole voting and dispositive power of those shares. Mr. Ajdler, as the managing partner of Engine Management and the managing member of each of Engine GP, Engine Investments and Engine Investments II, may be deemed to have beneficial ownership of 1,279,056 shares owned in the aggregate by Engine Capital, Engine Jet and Engine Lift and sole voting and dispositive power of those shares. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed to beneficially own the 1,170,043 shares owned in the aggregate by Engine Capital and Engine Jet and sole voting and dispositive power of those shares. Engine Capital directly owns 1,063,230 shares and has sole voting and dispositive power of those shares. Engine Lift directly owns 109,013 shares and has sole voting and dispositive power of those shares. Engine Investments II, as the general partner of Engine Lift, may be deemed to have beneficial ownership of the 109,013 shares owned by Engine Lift and sole voting and dispositive power of those shares. Engine Jet directly owns 106,813 shares and has sole voting and dispositive power of those shares.

(5)Based on a Schedule 13G filed pursuant to the Exchange Act on February 12, 2024, as of December 31, 2023, The TCW Group, Inc. has beneficial ownership of 744,535 shares and shared voting and dispositive power over those shares.

2025 Proxy Statement	65

Additional Information
General Information about the Annual General Meeting
The following questions and answers are intended to address briefly some commonly asked questions regarding the annual general meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and its appendices for more information.
Q: Why am I receiving this proxy statement?
A: During the annual general meeting, you will be asked to vote on several proposals, including:
•the election of three persons as Class II members of Civeo’s board of directors: Richard A. Navarre, Martin A. Lambert and Constance B. Moore;
•the approval, on an advisory basis, of the compensation of Civeo’s named executive officers;
•the ratification of the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2025 and until the next annual general meeting of shareholders and the authorization of the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2025; and
•the conduct of any other business as may properly come before Civeo’s annual general meeting or any adjournment or postponement thereof.
The board of directors knows of no matters, other than those stated in this proxy statement, to be presented for consideration at the annual general meeting.
We encourage you to read this proxy statement carefully, as it contains important information about these proposals and the annual general meeting.
Your vote is important and we encourage you to vote as soon as possible. Even if you plan to attend the annual general meeting, we recommend that you vote your shares prior to the meeting so that your vote will be counted if you later decide not to attend.
Q: What vote of shareholders is required to approve the proposals at the annual general meeting?
A: For the Director Proposal and the Auditor Proposal, you may vote either “FOR” or “WITHHOLD.” A plurality of the votes cast by shareholders at the meeting is required to approve the Director Proposal and the Auditor Proposal. Votes cast with respect to the Director Proposal and the Auditor Proposal include only those votes cast “FOR” the proposal, and a vote marked “WITHHOLD” with respect to the proposal will not be voted and will not count for or against the proposal. Cumulative voting is not permitted in the election of directors. In accordance with our corporate governance guidelines, however, any director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation for consideration by the Environmental, Social, Governance and Nominating Committee following certification of the shareholder vote. For more information, please read “Management-Director Resignation Policy.”
For the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. To approve the Say-on-Pay Proposal, the votes cast in favor of the proposal must exceed the votes cast against the proposal.
Q: What vote does the board of directors recommend?
A: The board of directors recommends shareholders of Civeo vote “FOR” each of the director nominees named in the Director Proposal, the Say-on-Pay Proposal, and the Auditor Proposal.
Q: When and where will the annual general meeting be held?
A: The annual general meeting will be held virtually, conducted via live audio webcast, on May 14, 2025 at 9:00 a.m., local time. You will be able to attend the annual general meeting by visiting www.virtualshareholdermeeting.com/CVEO2025, where you will be able to listen to the meeting live, submit questions and vote.
Q: How can I attend the annual general meeting?
A: To attend the annual general meeting, vote your shares and submit questions during the meeting, shareholders and duly appointed proxyholders can visit www.virtualshareholdermeeting.com/CVEO2025.
•Before attending the meeting, you will be directed to the Registration Page. Please complete the registration form with your name and control number included in your voting instruction form or proxy card or otherwise provided to you by your broker, trustee or other nominee, as described below. Your control number is located on the form of proxy or in the email notification you received.
•Once registration information has been entered, shareholders and duly appointed proxyholders can participate in the meeting by clicking “Register & Join”.

66

Additional Information
•Voting at the meeting will only be available for shareholders and duly appointed proxyholders who have registered on the website. Non-registered shareholders who have not appointed themselves may attend the meeting by clicking “Guest” and completing the online form.
On the day of the meeting, if you have trouble logging in or need assistance, please call Broadridge support at 844-976-0738 (US) or 303-562-9301 (International).
Q: How can I appoint my proxy?
A: Shareholders who wish to appoint a third party proxyholder to represent them at the meeting must submit their proxy or voting instruction form (if applicable) prior to registering their proxyholder. Registering your proxyholder is an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a control number to participate in the meeting. To register a proxyholder, shareholders MUST write in the appointee's name on the proxy card enclosed in your packet and return via US mail using the enclosed envelope.
The proxy must be received by Broadridge no later than May 13, 2025 at 11:59 p.m., Eastern Time. If a shareholder who has submitted a proxy attends the meeting and has accepted the terms and conditions when entering the meeting, any votes cast by such shareholder on a ballot will be counted and the submitted proxy will be disregarded.
Q: How can I ask questions at the annual general meeting?
A: Shareholders who wish to submit a question may do so at www.virtualshareholdermeeting.com/CVEO2025. Shareholders may submit questions live during the annual general meeting. Civeo is committed to transparency. All questions received during the annual general meeting, and Civeo’s responses, will be posted to our Investor Relations website at http://ir.civeo.com/ events-presentations promptly after the annual general meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.
To submit a question for the Q&A portion of the meeting, a shareholder should complete the following steps:
1. Click the Q&A button to open the panel;
2. Enter their question in the field labelled “Submit a question”; and
3. Click SUBMIT.
Q: Who is entitled to vote during the annual general meeting?
A: We have fixed March 17, 2025 as the record date for the annual general meeting. Civeo has one outstanding class of common shares that entitles holders to vote at meetings of Civeo’s shareholders. If you were a shareholder of Civeo as of the close of business, U.S. Eastern Time, on such date, you are entitled to vote on matters that come before the annual general meeting.
Q: How many votes do I have?
A: You are entitled to one vote for each share you owned as of the close of business, U.S. Eastern Time, on the record date. As of the close of business on the record date, there were approximately 13,549,417 Civeo common shares outstanding.
Q: How do I vote?
A: If you are a registered shareholder of Civeo as of the close of business, U.S. Eastern Time, on March 17, 2025, the record date for the annual general meeting, you may vote in person by attending the annual general meeting or, to ensure your shares are represented at the annual general meeting, you may authorize a proxy to vote by:
•accessing the Internet website specified on your proxy card;
•calling the toll-free number specified on your proxy card; or
•signing and returning your proxy card in the postage-paid envelope provided.
A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the annual general meeting.
If you hold shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the annual general meeting.
Q: If my shares are held in “street name” by my nominee, when will my nominee vote shares for me?
A: For the annual general meeting, if your shares are held by a bank, broker or other nominee of record, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to Civeo. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote and your shares will not be voted on those matters. Broker non-votes, if any, will have no effect on the Director Proposal, the Auditor Proposal or the Say-on-Pay

2025 Proxy Statement	67

Additional Information
Proposal. Your nominee can give you directions on how to instruct the voting of your shares. We encourage you to instruct your nominee how to vote your shares.
Q: Are shareholders able to exercise appraisal rights?
A: Appraisal rights are not available to shareholders in connection with any of the proposals.
Q: Can I change my vote after I grant my proxy?
A: Yes. You can change your vote at any time before your proxy is voted at the annual general meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:
•filing a written revocation with the Secretary prior to the voting of such proxy;
•giving a duly executed proxy bearing a later date; or
•attending the virtual annual general meeting and voting during the meeting.
Your attendance during the annual general meeting will not itself revoke your proxy.
If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.
Q: What will happen if I abstain from voting and/or withhold my vote or fail to vote?
A: Under applicable local law, if you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to “ABSTAIN”, this will have no effect on the Say-on-Pay Proposal.
If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to ”WITHHOLD”, this will have the effect of a vote withheld from the applicable director nominee named in the Director Proposal, but will have no direct effect on the election of such director nominee. If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to ”WITHHOLD”, this will have no effect on the Auditor Proposal.
If you are a shareholder of Civeo and (1) are not present, virtually, at the annual general meeting and do not respond by proxy or (2) fail to instruct your broker, bank or other nominee to vote, this will have no effect on the election of the director nominees named in the Director Proposal, the Auditor Proposal or the Say-on-Pay Proposal.
Q: What will happen if I return my proxy card without indicating how to vote?
A: If you are a holder of record of shares of Civeo and sign and return your signed proxy card without indicating how to vote on any particular proposal, the shares of Civeo represented by your proxy will be voted as recommended by the Civeo board of directors with respect to that proposal.
Q: What is the quorum requirement for the annual general meeting?
A: The presence of shareholders, in person or by proxy, holding at least a majority of the outstanding common shares, will be required to establish a quorum. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.
Q: Who is soliciting my proxy?
A: Proxies are being solicited by our board of directors for use at the annual general meeting and any adjournment or postponement thereof.
Q: Who is paying for the cost of this proxy solicitation?
A: We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.
In addition to soliciting proxies by mail, our board of directors, our officers and employees, or our transfer agent, may solicit proxies on our behalf by telephone and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Okapi Partners LLC, our proxy solicitor, to be approximately $11,000. Broadridge will serve as the inspector of election for the annual general meeting.

68

Additional Information
Future Shareholder Proposals
To be included in the proxy materials for the 2026 annual general meeting of shareholders under SEC Rule 14a-8, shareholder proposals that are submitted for presentation at that annual general meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 12, 2025.
Our Articles provide the manner in which shareholders may give notice of business and director nominations to be brought before an annual general meeting. In order for an item to be properly brought before the meeting by a shareholder, the shareholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual general meeting and must comply with the procedures set forth in our Articles. The item to be brought before the meeting must be a proper subject for shareholder action (in the case of business other than nominations), and the shareholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo corporate secretary at the principal executive offices of Civeo not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual general meeting. Accordingly, for the 2026 annual general meeting of shareholders, notice will have to be delivered to us no later than January 14, 2026. If, however, the date of the annual general meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual general meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo. The notice must set forth the information required by the provisions of our Articles dealing with business other than nominations and nominations of directors (which includes information required by Rule 14a-19). All notices should be directed to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4400, Houston, Texas 77002. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a shareholder using this process.
Proxies granted in connection with that annual general meeting may confer discretionary authority to vote on any shareholder proposal if a shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act. It is suggested that proponents submit their proposals by certified mail, return receipt requested.
The advance notice provision deadlines set forth above are applicable other than pursuant to (i) a valid proposal made by or at the discretion or request of one or more “qualified stockholders” made pursuant to the provisions of the British Columbia Business Corporations Act; and (ii) a requisition of a meeting made pursuant to the provisions of the British Columbia Business Corporations Act.

2025 Proxy Statement	69

Additional Information
Householding
The SEC permits a single copy of the proxy materials to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will receive only one copy of the proxy materials unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate set of proxy materials in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy materials wishes to receive a single copy of the proxy materials in the future, that shareholder should contact their broker or send a request to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4400 Houston, Texas 77002, (713) 510-2400.
We will deliver, without charge, promptly upon written or oral request to the Corporate Secretary at the contact information above, a separate copy of this proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

70

Appendix A
Non-GAAP Reconciliations
The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The terms Adjusted EBITDA and AICP EBITDA are non-GAAP financial measures that are defined as EBITDA adjusted to exclude certain other unusual or non-operating items. For the twelve months ended December 31, 2024, Civeo revised its definition of Adjusted EBITDA to exclude non-cash share-based compensation. Comparative periods presented were also updated to reflect this revision. Adjustments to EBITDA under the AICP also reflect one-time, unanticipated financial events incurred following approval of the respective year's budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted costs (approved by the board of directors). The AICP adjustments to EBITDA in 2024 were consistent with past practices. EBITDA, Adjusted EBITDA and AICP EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA, Adjusted EBITDA and AICP EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA, Adjusted EBITDA and AICP EBITDA as supplemental disclosures because its management believes that EBITDA, Adjusted EBITDA and AICP EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA, Adjusted EBITDA and AICP EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA, Adjusted EBITDA and AICP EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	12 Months Ended December 31,
	2024	2023	2022
Net income (loss) attributable to Civeo Corporation	$(17,067)	$30,157	$3,997
Income tax provision (benefit)	12,492	10,633	4,402
Depreciation and amortization	68,038	75,142	87,214
Interest income	(187)	(172)	(39)
Interest expense	7,973	13,177	11,474
EBITDA	71,249	128,937	107,048
Adjustments to EBITDA
Impairment of long-lived assets (1)	11,581	1,395	5,721
Net gain on disposition of McClelland Lake Lodge assets (2)	(5,744)	(28,298)	—
Share-based compensation (3)	2,851	4,460	3,787
Adjusted EBITDA	79,937	106,494	116,556

Share-based compensation (3)	(2,851)	(4,460)	(3,787)
Unbudgeted changes in foreign exchange rates	2,579	6,522	5,510
Unbudgeted variability in stock-based compensation expense	(1,126)	(1,872)	3,950
Gain on dismantlement of McClelland Lake Lodge (4)	—	13,449	—
Other (5)	2,554	(395)	(10,721)
AICP EBITDA	$81,093	$119,738	$111,508
(1)Relates to asset impairments recorded in 2024, 2023 and 2022. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million.
In the fourth quarter of 2023, we recorded a pretax loss related to the impairment of long-lived assets in the U.S. of $1.4 million, which is included in Impairment expense on the statements of operations.
1

Appendix
In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.9 million, which is included in Impairment expense on the statements of operations.
(2)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.
In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.
(3)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.
(4)Relates to proceeds received associated with the dismantlement of McClelland Lake Lodge assets.
(5)Relates to certain other unbudgeted costs (approved by the board of directors). These included severance and related recruitment costs ($1.9 million in 2024), costs incurred with potential acquisitions that were not consummated ($0.7 million in 2024) and demobilization costs that were deferred into future years ($0.4 million in 2023 and $10.7 million in 2022).
The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

	As of December 31,
	2024	2023	2022
Total debt	$43,299	$65,554	$132,037
Less: Cash and cash equivalents	5,204	3,323	7,954
Net debt	$38,095	$62,231	$124,083

Adjusted EBITDA for the twelve months ended December 31, 2024, 2023 and 2022 (1)	$79,937	$106,494	$116,556
Adjustments to Adjusted EBITDA
Interest income	187	172	39
Incremental adjustments for McClelland Lake Lodge disposition (2)	332	3,330	—
Bank-adjusted EBITDA	$80,456	$109,996	$116,595

Net leverage ratio (3)	0.5x	0.6x	1.1x

(1) See above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation.

(2) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility.
(3) Calculated as net debt divided by bank-adjusted EBITDA.
2

CIVEO CORPORATION
THREE ALLEN CENTER
4980-333 CLAY STREET
HOUSTON, TX 77002

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVEO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66570-P26462

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIVEO CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

To elect three directors:

	For	Withhold
1a. Richard A. Navarre	☐	☐
1b. Martin A. Lambert	☐	☐
1c. Constance B. Moore	☐	☐

	For	Withhold
3. Appointment of Auditors Appointment of Ernst & Young LLP as Auditors of Civeo Corporation for the ensuing year and authorization of the directors of Civeo Corporation, acting through the Audit Committee, to determine their remuneration.	☐	☐

If you wish to appoint someone other than the Chairman of the Meeting, you must check the box here and write in their name on the reverse side of this card. Please do not check the box unless you want to exercise this voting option. ☐

Authorized Signature(s) – This section must be completed for your instruction to be executed. I/We authorized you to act in accordance with my/our instructions set above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V66571-P26462

CIVEO CORPORATION
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
MAY 14, 2025 9:00 AM CENTRAL TIME
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Appointment of Proxyholder

I/We, being holder(s) of Civeo Corporation hereby appoint(s):
Richard Navarre, or failing him, Bradley Dodson

OR

Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

As my/our proxyholder with full power of substitution and to act and to vote for and on behalf of the shareholder in accordance with the direction on the reverse side (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Shareholders of Civeo Corporation to be held virtually at www.virtualshareholdermeeting.com/CVEO2025 on Wednesday, May 14, 2025, at 9:00 a.m., Central Time and at any adjournment or postponement thereof.

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy:

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to vote and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see above).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder(s), when properly signed. However, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by our Board of Directors indicated on the reverse side.**
6. The securities represented by this proxy will be voted in favour of or withheld or abstained from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified on the reverse side of this proxy card or other matters that may properly come before the Annual General Meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by our Board of Directors.

Proxies submitted must be received by 11:59 p.m., Eastern Time, on Tuesday, May 13, 2025.